UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

Filed by Registrant ☒

Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

JARDEN CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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Notice of Annual Meeting of Stockholders

To Be Held May 17, 2007

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders and any adjournments or postponements thereof (the “Meeting”) of Jarden Corporation (the “Company”), which will be held on Thursday, May 17, 2007 at 10:00 A.M., local time, at 555 Theodore Fremd Avenue, Rye, New York 10580, for the following purposes:

1.	To elect three (Class II) directors to serve on the Board of Directors for a term of three years expiring at the 2010 Annual Meeting of Stockholders or until their successors are duly elected and qualified (Proposal 1);

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007 (Proposal 2); and

3.	To transact such other business as may properly be brought before the Meeting and any adjournment or postponement thereof.

Stockholders of record at the close of business on March 28, 2007 shall be entitled to notice of and to vote at the Meeting. A copy of the Annual Report of the Company for the year ended December 31, 2006 is being mailed to stockholders along with the attached Proxy Statement.

Stockholders are cordially invited to attend the Meeting. Your vote is important. Please submit a proxy as soon as possible so that your shares can be voted at the Meeting. Submitting the enclosed form of proxy will appoint Martin E. Franklin and Ian G.H. Ashken as your proxies. You may submit your proxy by mail. You may revoke your proxy and vote in person if you decide to attend the Meeting. For instructions, please refer to page 2 of the Proxy Statement or the proxy card.

By order of the Board of Directors

/s/ Martin E. Franklin
Martin E. Franklin, Chairman and Chief Executive Officer

March 30, 2007

JARDEN CORPORATION

555 Theodore Fremd Avenue

Rye, NY 10580

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON

May 17, 2007

INTRODUCTION

PROXY SOLICITATION AND GENERAL INFORMATION

This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders and the enclosed form of proxy (the “Proxy Card”) are being furnished to the holders (the “Stockholders”) of common stock, par value $0.01 per share (the “Common Stock”) of Jarden Corporation, a Delaware corporation (the “Company,” “we,” or “us”), in connection with the solicitation of proxies by the Board of Directors (the “Board” or “Board of Directors”) of the Company for use at the 2007 Annual Meeting of Stockholders of the Company to be held on Thursday, May 17, 2007 at 555 Theodore Fremd Avenue, Rye, New York 10580 at 10:00 A.M., local time, and at any adjournment or postponement thereof (the “Meeting”). These proxy materials are first being sent to Stockholders on or about April 2, 2007.

At the Meeting, Stockholders will be asked:

1.	To elect three (Class II) directors to serve on the Board of Directors for a term of three years expiring at the 2010 Annual Meeting of Stockholders or until their successors are duly elected and qualified (Proposal 1);

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007 (Proposal 2); and

3.	To transact such other business as may properly be brought before the Meeting and any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on March 28, 2007 as the record date for the determination of Stockholders entitled to notice of and to vote at the Meeting. As of the record date, each Stockholder will be entitled to one vote for each share of Common Stock held on all matters to come before the Meeting and may vote in person or by proxy authorized in writing.

Proxies and Voting

Common Stock represented by properly executed proxies received by the Company and not revoked will be voted at the Meeting in accordance with instructions contained therein. When voting to elect directors (Proposal 1), you may vote for all nominees, vote for only some of the nominees, or withhold authority to vote for all or some of the nominees. When voting on the proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007 (Proposal 2), you may vote FOR the proposal, AGAINST the proposal, or ABSTAIN from voting. If the Proxy Card is signed and returned without instructions, the shares will be voted FOR the election of each nominee for director named herein (Proposal 1) and FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007 (Proposal 2).

Voting

Stockholders are requested to complete, sign, date and promptly return the Proxy Card in the enclosed envelope.

Most beneficial owners whose stock is held in street name do not receive the Proxy Card. Instead, they receive voting instruction forms from their bank, broker or other agent. Beneficial owners may also be able to vote by telephone or the Internet. Beneficial owners should follow the instructions on the voter instruction form or proxy ballot they receive from their bank, broker or other agent.

The method of voting used will not limit a Stockholder’s right to attend the Meeting.

Revocation of Proxy

A Stockholder who so desires may revoke its proxy at any time before it is voted at the Meeting by: (i) delivering written notice to the Company (attention: Secretary); (ii) timely delivery of a valid, later-dated proxy; or (iii) casting a ballot at the Meeting. Attendance at the Meeting will not in and of itself constitute a revocation of a proxy. Beneficial owners who hold their stock in street name cannot revoke their proxies in person at the Meeting because the Stockholders of record who have the right to cast the votes will not be present. If they wish to change their votes after returning voting instructions, beneficial owners should contact their bank, broker or other agent before the Meeting to determine whether they can do so.

Voting on Other Matters

If other matters are properly presented at the Meeting for consideration, the persons named in the proxy will have the discretion to vote on those matters for you. At the date of this Proxy Statement, we did not know of any other matters to be raised at the Meeting.

Record Date; Shares Outstanding and Entitled to Vote

Only Stockholders as of the close of business on March 28, 2007 (the “Record Date”) are entitled to notice of and to vote at the Meeting and any adjournments or postponements thereof. As of March 16, 2007, there were 71,793,900 shares of Common Stock outstanding and entitled to vote, with each share entitled to one vote.

Quorum; Required Votes

The presence at the Meeting, in person or by duly authorized proxy, of the holders of a majority of the shares of Common Stock issued, outstanding and entitled to vote at the Meeting, shall constitute a quorum for this Meeting.

Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining whether a quorum exists. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

If you are a beneficial stockholder and your broker holds your shares in its name, the broker is permitted to vote your shares on Proposal 1 and 2 even if the broker does not receive voting instructions from you.

The affirmative vote of a plurality of the votes present in person or represented by proxy and entitled to vote is necessary for the election of directors (Proposal 1). The affirmative vote of a majority of the votes in person or represented by proxy entitled to vote is necessary for the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007 (Proposal 2).

Since the affirmative vote of a plurality of votes present in person or represented by proxy and entitled to vote is required for the election of directors (Proposal 1), abstentions and “broker non-votes” will have no effect on the outcome of such election. Since the affirmative vote of a majority of the votes present in person or represented by proxy and entitled to vote is necessary for the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007 (Proposal 2), abstentions will have the same effect as a negative vote, but “broker non-votes” will have no effect on the outcome of such matter.

Votes at the Meeting will be tabulated by an inspector of elections appointed by the Company or the Company’s transfer agent.

Proxy Solicitation

This solicitation is being made by the Company. All expenses incurred by the Company in connection with this solicitation will be borne by the Company. Directors, officers and employees of the Company also may solicit proxies from Stockholders by mail, telephone, telegram, electronic transmission, personal interview or otherwise. Such directors, officers and employees will not receive additional compensation, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. The Company may engage a proxy solicitation firm to assist us in the distribution and solicitation of proxies. In accordance with the regulations of the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange (“NYSE”), we also will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses incurred in sending proxies and proxy materials to beneficial owners of Common Stock as of the Record Date.

List of Stockholders

In accordance with Delaware General Corporation Law (the “DGCL”), a list of Stockholders entitled to vote at the Meeting will be available at the Meeting and for ten days prior to the Meeting, for any purpose germane to the Meeting, between the hours of 10:00 a.m. and 5:00 p.m., local time, at our offices at 555 Theodore Fremd Avenue, Rye, NY 10580.

Voting Confidentiality

Proxies, ballots and voting tabulations are handled on a confidential basis to protect your voting privacy. This information will not be disclosed except as required by law.

No Appraisal Rights

Stockholders will have no rights of appraisal under the DGCL in connection with the proposals to be considered at the Meeting.

IT IS DESIRABLE THAT AS LARGE A PROPORTION AS POSSIBLE OF THE STOCKHOLDERS’ INTERESTS BE REPRESENTED AT THE MEETING. THEREFORE, EVEN IF YOU INTEND TO BE PRESENT AT THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD TO ENSURE THAT YOUR STOCK WILL BE REPRESENTED. IF YOU ARE PRESENT AT THE MEETING AND DESIRE TO DO SO, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON BY GIVING WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY. PLEASE RETURN YOUR EXECUTED PROXY CARD PROMPTLY.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our Common Stock as of March 16, 2007, by (i) each person or entity known to us owning beneficially 5% or more of our Common Stock (the holdings of certain unrelated entities listed below are generally based on shareholdings disclosed in their public filings), (ii) each of our current directors and nominees for the Board of Directors, (iii) each of our named executive officers set forth below in the Summary Compensation Table, and (iv) all current directors and executive officers as a group. Unless otherwise noted, shares are owned directly or indirectly with sole voting and investment power. Unless otherwise indicated, the address of each person named in the table below is c/o Jarden Corporation, 555 Theodore Fremd Avenue, Rye, NY 10580.

	Common Stock
Name and Address	Shares Beneficially Owned (1)		Percent of Common Stock (2)
Warburg Pincus Private Equity VIII, L.P. 466 Lexington Avenue New York, NY 10017	6,128,297	(3)	8.5%

Capital Group International, Inc. 11100 Santa Monica Blvd. Los Angeles, CA 90025	6,057,400	(4)	8.4%

LMM LLC 100 Light Street Baltimore, MD 21202	4,865,431	(5)	6.8%

Wellington Management Company, LLP 75 State Street Boston, MA 02109	4,510,945	(6)	6.3%

Martin E. Franklin	5,593,233	(7)	7.7%

Ian G.H. Ashken	970,405	(8)	1.3%

René-Pierre Azria	63,228	(9)	*

Desiree DeStefano	194,842	(10)	*

Michael S. Gross	4,275	(11)	*

Douglas W. Huemme	60,515	(12)	*

Charles R. Kaye	6,136,525	(13)	8.5%

James E. Lillie	364,434	(14)	*

Richard L. Molen	30,228	(15)	*

Irwin D. Simon	62,228	(16)	*

J. David Tolbert	88,612	(17)	*

Robert L. Wood	82,228	(18)	*

All directors, nominees for directors, and executive officers as a group (12 persons)	10,778,834	(19)	14.6%

*	Less than 1%

(1)	For purposes of this table, a person is deemed to have “beneficial ownership” of any share of Common Stock that such person has the right to acquire within 60 days.

(2)	Percent of class is based on the Common Stock outstanding and entitled to vote as of March 16, 2007. There were 71,793,900 shares outstanding and entitled to vote as of March 16, 2007, plus for each named person the number of shares of Common Stock of which such person is deemed to have “beneficial ownership” of described in footnote (1).

(3)	The holdings of Warburg Pincus Private Equity VIII, L.P. include the holdings of two affiliated funds, Warburg Pincus Netherlands Private Equity VIII I, C.V. and Warburg Pincus Germany Private Equity VIII, K.G. (the three funds, the “Warburg Funds”). The sole general partner of the Warburg Funds is Warburg Pincus Partners LLC, a New York limited liability company that is managed and wholly owned by Warburg Pincus & Co. Warburg Pincus LLC manages the Warburg Funds. All of the shares beneficially owned by the Warburg Funds may be deemed to be beneficially owned by Warburg Pincus Partners LLC, Warburg Pincus LLC and Warburg Pincus & Co. The address for the Warburg Funds and their general partner and manager is 466 Lexington Avenue, New York, New York 10017. Charles R. Kaye, a director of the Company is a Managing General Partner of Warburg Pincus & Co. and Managing Members and Co-President of Warburg Pincus LLC and may be deemed to control the Warburg Funds. Mr Kaye disclaims beneficial ownership of all shares held by the Warburg Funds.

The Warburg Funds have entered into a voting trust agreement with Martin E. Franklin, as trustee (the “Voting Trust Agreement”), pursuant to which the Warburg Funds vested Mr. Franklin with the sole power to vote (i) 11,333,544 shares of our common stock held by the Warburg Funds, (ii) all additional shares of our common stock that may be issued in respect of such shares, and (iii) all other shares of our capital stock acquired by any of the funds during the term of the Voting Trust Agreement. The Voting Trust Agreement provides Mr. Franklin, as trustee, with full discretion as to how to vote the Warburg Funds’ shares subject to the Voting Trust Agreement as he deems proper on all matters that may be submitted to our stockholders and to execute stockholders’ consents at every annual and special meeting of our stockholders and in any and all proceedings wherein the vote or consent of our stockholders may be required or authorized and to vote upon any and all questions arising at such meetings with respect to such shares. The Voting Trust Agreement does not restrict the Warburg Funds’ ability to transfer those shares, and the terms of the Voting Trust Agreement will not apply to any shares the Warburg Funds may transfer. The Voting Trust Agreement may be terminated by any of the parties on ten calendar days written notice, and will terminate automatically at such time as the Warburg Funds in the aggregate own less than 5% of the then outstanding shares of our common stock. As of March 16, 2007, 2,871,919 shares of the Common Stock are subject to the Voting Trust Agreement.

(4)	Based solely on Schedule 13G filed with the SEC on February 12, 2007.

(5)	Based solely on Schedule 13G/A filed with the SEC on February 15, 2007.

(6)	Based solely on Schedule 13G/A filed with the SEC on February 14, 2007.

(7)	Includes 1,125,000 shares subject to outstanding options to purchase Common Stock which are exercisable within 60 days. Includes 2,871,919 shares of Common Stock held by the Warburg Funds that Mr. Franklin has the power to vote, or direct the voting of pursuant to the Voting Agreement described above. Mr. Franklin disclaims beneficial ownership with respect to the 2,871,919 shares held by the Warburg Funds.

(8)	Includes 337,500 shares subject to outstanding options to purchase Common Stock which are exercisable within 60 days.

(9)	Includes 54,875 shares subject to outstanding options to purchase Common Stock which are exercisable within 60 days.

(10)	Includes 161,251 shares subject to outstanding options to purchase Common Stock which are exercisable within 60 days.

(11)	Mr. Gross was elected as a director of the Company effective March 26, 2007 to fill a vacancy in Class I. Includes 4,275 shares of Common Stock held by the Vicki and Michael Gross Family Foundation, Inc. that Mr. Gross has the power to vote. Mr. Gross disclaims beneficial ownership with respect to the 4,275 shares held by the Vicki and Michael Gross Family Foundation, Inc.

(12)	Includes 51,625 shares subject to outstanding options to purchase Common Stock which are exercisable within 60 days.

(13)	Includes 5,625 shares subject to outstanding options to purchase Common Stock which are exercisable within 60 days. Includes 6,128,297 shares beneficially owned by the Warburg Funds. Mr. Kaye disclaims beneficial ownership of all shares held by the Warburg Funds.

(14)	Includes 196,875 shares subject to outstanding options to purchase Common Stock which are exercisable within 60 days.

(15)	Includes 16,875 shares subject to outstanding options to purchase Common Stock which are exercisable within 60 days.

(16)	Includes 54,875 shares subject to outstanding options to purchase Common Stock which are exercisable within 60 days.

(17)	Includes 8,237 shares subject to outstanding options to purchase Common Stock which are exercisable within 60 days.

(18)	Includes 71,875 shares subject to outstanding options to purchase Common Stock which are exercisable within 60 days.

(19)	Includes 2,084,613 shares subject to outstanding options to purchase Common Stock which are exercisable within 60 days. Includes 6,128,297 shares beneficially owned by the Warburg Funds. Mr. Kaye disclaims beneficial ownership of all shares held by the Warburg Funds. The 2,871,919 shares of Common Stock held by the Warburg Funds that Mr. Franklin has the power to vote, or direct the voting of pursuant to the Voting Agreement described above are included in the total number of shares disclosed that are beneficially owned by the Warburg Funds. Includes 4,275 shares beneficially owned by the Vicki and Michael Gross Family Foundation, Inc. Mr. Gross disclaims beneficial ownership of all shares held by the Vicki and Michael Gross Family Foundation, Inc.

INFORMATION REGARDING

BOARD OF DIRECTORS AND COMMITTEES

Statement on Corporate Governance

The Company maintains formal corporate governance standards. The Company has reviewed internally and with the Board of Directors the provisions of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”), the rules of the SEC and the NYSE’s corporate governance listing standards regarding corporate governance policies and processes and is in compliance with the rules and listing standards. The Company has adopted charters for its Audit Committee, Compensation Committee and Nominating and Policies Committee and implemented a Governance Principles and Code of Conduct Policy, Business Conduct and Ethics Policy and Insider Trading Policy. You can access all of these documents on the “Governance” page of the Company’s website, www.jarden.com, or by writing to us at Jarden Corporation, 555 Theodore Fremd Avenue, Rye, NY 10580, Attention: Corporate Governance.

In accordance with NYSE corporate governance listing standards, our Governance Principles and Code of Conduct Policy requires the Board of Directors to designate a non-executive lead director to preside over non-executive sessions and perform any duties more appropriately performed by an independent director which would otherwise be performed by the Chairman of the Board of Directors. Irwin D. Simon has been designated as the Lead Independent Director. The Company’s non-management directors meet at least once per year in a non-executive session without management at which Mr. Simon presides. Stockholders and other interested parties may communicate with the Company’s Lead Independent Director or the non-management directors as a group either by writing to Irwin D. Simon, c/o Jarden Corporation, 555 Theodore Fremd Avenue, Rye, NY 10580 or sending an e-mail to BOD@jarden.com. Any correspondence received will be forwarded to Mr. Simon promptly. The Board of Directors has directed that certain items that are unrelated to the duties and responsibilities of the Board should be excluded, such as:

•	spam;

•	junk mail and mass mailings;

•	product inquiries and suggestions;

•	resumes and other forms of job inquiries;

•	surveys; and

•	business solicitations or advertisements.

In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any outside director upon request.

Our Governance Principles and Code of Conduct Policy requires that a majority of the directors satisfy the independence requirements of the SEC and the NYSE. In general, “independent” means that the director shall have no material relationship with the Company or any member of the senior management of the Company. In performing their duties, directors must hold themselves free of any interest, influence or relationship with respect to any activity which could impair their judgment or objectivity in the course of their service to the Company. The policy establishes a mandatory retirement age of 70 for independent directors. It also urges independent directors with more than one year of service to own at least 1,000 shares of common stock of the Company. Based on the aforementioned standards, the Board of Directors has determined that each of the following non-employee directors is independent and has no relationship with the Company, except as a director and stockholder of the Company:

(1) René-Pierre Azria	(4) Richard L. Molen

(2) Michael S. Gross	(5) Irwin D. Simon

(3) Douglas W. Huemme	(6) Robert L. Wood

In addition, based on such standards, the Board of Directors determined that: (a) Martin E. Franklin is not independent because he is the Chairman and Chief Executive Officer of the Company; (b) Ian G.H. Ashken is not independent because he is the Vice Chairman and Chief Financial Officer of the Company; and (c) Charles R. Kaye is not independent due to the Warburg Funds’ prior relationships with the Company as set forth under the heading “Certain Relationships and Related Transactions – Warburg Funds and Charles R. Kaye.”

In addition to the foregoing, our Governance Principles and Code of Conduct Policy also provides for:

•	reviewing and approving a succession plan for the Chief Executive Officer of the Company at least annually;

•	the Board of Directors reviewing and assessing its own performance at least annually; and

•	the right of the Board of Directors to hire its own advisors to assist it in performing its duties without obtaining the approval of management.

During 2006, the Board of Directors held seven meetings. The Board of Directors has standing Compensation, Nominating and Policies, and Audit Committees. During 2006, each current director attended 75% or more of the aggregate number of meetings of the Board of Directors and the Committees of the Board of Directors on which he or she served, which were held during his or her period of service. The Compensation and Nominating and Policies Committees do not meet on a regular basis, but only as circumstances require. The Company does not have a formal policy as to Board of Director attendance at our annual meetings of Stockholders. Messrs. Franklin and Ashken were the only directors who attended our last annual meeting.

Compensation Committee

The Compensation Committee reviews recommendations for executive compensation, including incentive compensation and stock incentive plans and makes recommendations to the Board of Directors concerning levels of executive compensation and adoption of incentive and stock plans. Pursuant to this Committee’s charter, this Committee’s authority generally includes the authority to do each of the following:

•	To assist the Board of Directors in developing and evaluating potential candidates for executive positions, including the CEO, and to oversee the development of executive succession plans.

•

To review and approve corporate goals and objectives with respect to compensation for the Company’s CEO, evaluate the Chief Executive Officer’s performance in light of those goals and objectives, and, either as a committee or together with the other independent directors, determine and approve the

CEO’s compensation level based on this evaluation. In determining the long-term incentive component of the CEO’s compensation, the Committee shall consider the Company’s performance and relative stockholder return, the value of similar incentive awards to chief executive officers at comparable companies, and the awards given to the Company’s CEO in past years.

•

To make recommendations to the Board of Directors with respect to non-CEO compensation, incentive-compensation plans and equity-based plans. The Committee shall also provide oversight of management’s decisions concerning the performance and compensation of other Company officers.

•

To review the Company’s incentive compensation and other stock-based plans and recommend changes in such plans to the Board of Directors as needed. The Committee shall have and shall exercise all the authority of the Board of Directors with respect to the administration of such plans.

•	To produce this compensation committee report on executive compensation to be included in the Company’s proxy statement.

•	To review on an annual basis director compensation and benefits.

The Compensation Committee shall have authority to retain such compensation consultants, outside counsel and other advisors as the Compensation Committee may deem appropriate in its sole discretion.

The Compensation Committee consists of Messrs. Molen (Chairman), Simon and Wood. All of the members of the Compensation Committee meet the independence standards contained in the NYSE corporate governance rules. The Compensation Committee met three times during 2006.

Nominating and Policies Committee

The purpose of the Nominating and Policies Committee is to identify, evaluate and nominate qualified candidates for election to the Board of Directors. The Nominating and Policies Committee considers all qualified candidates identified by members of the committee, by other members of the Board of Directors and by senior management. The Nominating and Policies Committee will also consider nominees recommended by Stockholders. The names, resume and biographical information of such nominees should be forwarded to the Secretary, Jarden Corporation, 555 Theodore Fremd Avenue, Rye, New York 10580, who will submit them to the Nominating and Policies Committee for its consideration. See the section titled “Other Matters – Proposals by Stockholders” for more information on Stockholder nominations of candidates for election to the Board of Directors.

The Nominating and Policies Committee is also responsible for developing and recommending to the Board of Directors a set of corporate governance principles and periodically reviewing and reassessing the adequacy of those principles and recommending any proposed changes to the Board of Directors for approval, and advising the Board of Directors on corporate governance matters as they arise.

The Nominating and Policies Committee evaluates all candidates for director, regardless of the person or firm recommending such candidate, on the basis of the length and quality of their business experience, the applicability of such candidate’s experience to the Company and its business, the skills and perspectives such candidate would bring to the Board of Directors and the personality or “fit” of such candidate with existing members of the Board of Directors and management.

All members of the Board of Directors should possess the following minimum qualifications as determined by the Nominating and Policies Committee: fundamental qualities of intelligence, honesty, perceptiveness, good judgment, maturity, high ethics and standards, integrity, fairness and responsibility; have a genuine interest in Jarden; be committed to enhancing stockholder value; and have the ability and willingness to spend the time required to function effectively as a director of the Company.

The Nominating and Polices Committee may engage third-party search firms from time to time to assist it in identifying and evaluating nominees for director.

Based on its assessment of each candidate’s independence, skills and qualifications and the criteria described above, the Nominating and Policies Committee will make recommendations regarding potential director candidates to the Board of Directors.

The Nominating and Policies Committee consists of Messrs. Huemme (Chairman), Molen and Simon. All of the members of the Nominating and Policies Committee meet the independence standards contained in the NYSE corporate governance rules. The Nominating and Policies Committee met once during 2006.

Audit Committee

The Audit Committee consists of Messrs. Azria (Chairman), Huemme and Wood. Each of the Audit Committee members satisfies the definition of independent director as established in the NYSE corporate governance listing standards. In accordance with Section 407 of the Sarbanes-Oxley Act, the Board of Directors determined Mr. Azria to be a “Financial Expert,” as defined in Item 401(h)(2) of Regulation S-K of the SEC, or any successor provision. The duties of the Audit Committee are to: (a) recommend for nomination by the Board of Directors the registered public accounting firm who shall conduct the annual audit of the Company; (b) assist the Board of Directors in fulfilling its fiduciary responsibilities relating to corporate accounting and reporting practices through review of accounting principles, policies, and changes thereto, financial statements, and general financial disclosure procedures; (c) maintain, through periodic meetings, a direct line of communication with the independent accountants to provide for exchanges of views and information; and (d) review management’s evaluation of the adequacy of the Company’s internal control structure and the extent to which major recommendations made by the independent accountants have been implemented. The number of meetings held during the year is set forth in the “Report of the Audit Committee,” included in this Proxy Statement. The Audit Committee is governed by a written Audit Committee Charter approved by the Board of Directors, which may be amended from time to time. The Audit Committee Charter is reviewed and reassessed by the Audit Committee and approved by the Board of Directors as needed but at least annually.

Section 301 of the Sarbanes-Oxley Act requires the Audit Committee to establish procedures for the receipt, retention and treatment of complaints received by the Company from its employees regarding perceived questionable accounting or auditing matters. The Company uses an independent third party to provide an 800 number for the receipt, recording and transcription of any complaints received.

Report of the Audit Committee

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal accounting control. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee has met and reviewed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including Statement on Auditing Standards No. 61 (as amended by Statement on Auditing Standards No. 90) and the assessment of the Company’s internal control over financial reporting. In addition, the Audit Committee has discussed with the independent registered accounting firm the auditors’ independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board No. 1 (Independent Discussions with Audit Committees). The Audit Committee also has considered whether the independent registered public accounting firm’s provisions of non-audit services to the Company is comparable with the auditors’ independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, and the overall quality of the Company’s financial reporting processes, the evaluation of the Company’s internal accounting controls, and the overall quality of the Company’s financial reporting. The Audit Committee held six meetings during 2006.

In reliance on the reviews and discussions referred to above, the Audit Committee reviewed and, together with the other members of the Board of Directors, approved for filing with the SEC the Annual Report on Form 10-K for the year ended December 31, 2006, which included audited financial statements for such year. The Audit Committee and the Board of Directors have also recommended the selection of the Company’s independent registered public accounting firm for 2007.

Respectfully submitted.	Audit Committee
René-Pierre Azria, Chairman
Douglas W. Huemme
Robert L. Wood

The Report of the Audit Committee does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the Report of the Audit Committee by reference therein.

Compensation of Directors

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties on our Board and Board committees as well as the skill-level required by the Company of members of the Board and the need to continue to attract highly qualified candidates to serve on our Board. Director compensation arrangements are reviewed annually to maintain such standards.

Director Summary Compensation Table

The following table summarizes the compensation paid to our non-employee directors for the fiscal year ended December 31, 2006:

Director Compensation

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
René-Pierre Azria	$41,000	$11,431	$42,914	—	—	—	$95,345
Douglas W. Huemme	42,000	9,913	42,914	—	—	—	94,827
Charles R. Kaye	36,000	9,913	20,934	—	—	—	66,847
Richard L. Molen	42,000	9,913	42,914	—	—	—	94,827
Irwin D. Simon	43,000	9,913	42,914	—	—	—	95,827
Robert L. Wood	38,000	9,913	42,914	—	—	—	90,827

(1)

Martin E. Franklin, the Company’s Chairman and Chief Executive Officer, and Ian G.H. Ashken, the Company’s Vice Chairman and Chief Financial Officer, are not included in this table as they are employees of the Company and thus receive no compensation for their service as directors. The compensation for Messrs. Franklin and Ashken as employees of the Company as shown in the Summary Compensation Table.

(2)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with FAS 123(R) and thus may include amounts from awards granted in and prior to 2006. As of December 31, 2006, each Director has the following aggregate number of unvested restricted stock or restricted stock awards held by each director was as follows: René-Pierre Azria, 3,750 of which 3,250 were granted on November 22, 2006 at a grant date fair value of $118,950 and 500 were granted on November 30, 2006 at a grant date fair value of $18,225; Douglas W. Huemme, 3,250 all of which were granted on November 22, 2006 at a grant date fair value of $118,950; Charles R. Kaye, 3,250 all of which were granted on November 22, 2006 at a grant date fair value of $118,950; Richard L. Molen, 3,250 all of which were granted on November 22, 2006 at a grant date fair value of $118,950; Irwin D. Simon, 3,250 all of which were granted on November 22, 2006 at a grant date fair value of $118,950 and Robert L. Wood, 3,250 all of which were granted on November 22, 2006 at a grant date fair value of $118,950. For complete beneficial ownership information of the stock of our directors, see “Security Ownership of Certain Beneficial Owners and Management.”

(3)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with FAS 123(R), and thus includes amounts from awards granted in and prior to 2006. As of December 31, 2006, the aggregate number of unexercised options (vested and unvested) held by each director was as follows: René-Pierre Azria, 54,875; Douglas W. Huemme, 56,625; Charles R. Kaye, 5,625 Richard L. Molen, 16,875; Irwin D. Simon, 54,875 and Robert L. Wood, 71,875. For complete beneficial ownership information of the stock of our directors, see “Security Ownership of Certain Beneficial Owners and Management.”

Discussion of Director Compensation

Directors who are also employees of the Company receive no additional compensation for their service on the Board or on any Board committee.

Cash Compensation

In 2006, non-employee directors received a flat retainer of $36,000 per year, payable quarterly. In 2006, the chairman of each of the Audit, Compensation and Nominating and Policies Committees and the Lead Independent Director received an additional $5,000. The chairman of the Audit Committee receives an additional 500 restricted shares per year. The 2006 grant was made on November 30, 2006, and the restrictions lapse on November 30, 2007. In 2006, each member of any Board committee, who is not also the chairman, received an additional $1,000 per year.

Stock Awards

Non-employee directors of the Company are also eligible to receive stock option grants and restricted stock awards under the Company’s Amended and Restated 2003 Stock Incentive Plan. On November 22, 2006, each of the then non-employee directors of the Company was awarded 3,250 shares of restricted stock under the Amended and Restated 2003 Stock Incentive Plan. The restrictions over the restricted stock lapse November 22, 2007. In 2007, the Company intends to grant each of the non-employee directors 3,250 shares of restricted stock under the Amended 2003 and Restated Stock Incentive Plan.

In total, during the fiscal year ended December 31, 2006, 20,000 shares of restricted stock were awarded to non-employee directors serving on the Board of Directors during 2006, all of which were awarded pursuant to the Amended and Restated 2003 Stock Incentive Plan.

Stock Ownership Guidelines

All of our directors are expected to have a significant personal investment in the Company through their ownership of our shares. As a guideline, each director should own at least 1,000 shares of our common stock. All of our directors either currently meet our director stock ownership guidelines or we expect that they will meet the guidelines within one year of becoming a director.

Indemnification

We indemnify our directors and elected officers to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with their service to the Company. Our restated certificate of incorporation and bylaws also provide that we will indemnify any of our directors and officers, against any and all costs, expenses or liabilities incurred by them by reason of having been a director or officer.

Involvement in Certain Legal Proceedings

To the knowledge of the Company, no director, executive officer, or person nominated to become a director or executive officer has within the last five years: (i) had a bankruptcy petition filed by or against, or a receiver, fiscal agent or similar officer appointed by a court for, any business or property of such person or entity with respect to which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (ii) been convicted in a criminal proceeding or is currently subject to a pending criminal proceeding (excluding traffic violations or other minor offenses); (iii) been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in the following activities: (a) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity; (b) engaging in any type of business practice; or (c) engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws; (iv) was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described above under this Item, or to be associated with persons engaged in any such activity; and (v) been found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Except as set forth below, the Company is not aware of any material proceedings to which any director, executive officer or affiliate of the Company, any owner of record or beneficial owner of more than 5% of any class of the Company’s voting securities, or any associate of any such director, executive officer or affiliate of the Company, or security holder is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

In February of 2006, a derivative complaint was filed against certain officers and the Board of Directors of the Company in the United States District Court for the Southern District of New York. The Company is named as a nominal defendant. The complaint alleges, among other things, that the individual defendants violated their fiduciary duties by failing to disclose material information and/or by misleading the investing public about the Company’s business and financial condition relating to the Holmes acquisition. The complaint seeks damages and other monetary relief against the individual defendants. The Company intends to defend itself vigorously in this action.

PROPOSAL 1

ELECTION OF DIRECTORS

The Restated Certificate of Incorporation of the Company (as amended, the “Certificate of Incorporation”) provides that the maximum number of directors shall be nine and the minimum number shall be two. The Board of Directors of the Company is divided into three classes of directors having staggered three-year terms of office. The Bylaws of the Company provides that the number of members constituting the entire Board of Directors is nine. Currently there are nine individuals serving as members of the Board of Directors. The proxies solicited hereby cannot be voted for a greater number of persons than the number of nominees named herein, of which there are three only. At each annual meeting of Stockholders, the successor of each director whose term expires at that annual meeting is elected to hold office for a term expiring at the annual meeting of Stockholders held in the third year following the year of his or her election, or until his or her successor has been elected and qualified in accordance with the Company’s Certificate of Incorporation and Bylaws. Pursuant to the Certificate of Incorporation, in general, any vacancies on our Board of Directors resulting from death, resignation, disqualification, removal or other cause may be filled by an affirmative vote of a majority of the remaining directors then in office.

The terms of office of the Class II Directors, including Ian G.H. Ashken, Richard L. Molen and Charles R. Kaye, expire at this Meeting and each of Ian G.H. Ashken, Richard L. Molen and Charles R. Kaye are nominated for reelection. Mr. Kaye was initially nominated to the Board of Directors pursuant to the terms of that certain Purchase Agreement with Warburg Pincus (See Section titled “Certain Relationships and Related Transitions” for a further description), and subsequently elected to the Board of Directors at the 2005 annual meeting of Stockholders. The terms of office of the Class III Directors, including Douglas W. Huemme, Robert L. Wood, and Irwin D. Simon, expire at the 2008 annual meeting. The terms of office of the Class I Directors, including Martin E. Franklin, René-Pierre Azria, and Michael S. Gross expire at the 2009 annual meeting. There are no family relationships among any of the directors or executive officers of the Company.

Unless otherwise specified, each proxy received will be voted for the election as directors of the three nominees named below to serve until the 2010 annual meeting or until their successors shall have been duly elected and qualified. Each of the nominees has consented to be named a nominee in the Proxy Statement and to serve as a director if elected. Should any nominee become unable or unwilling to accept a nomination or election, the persons named in the enclosed proxy will vote for the election of a nominee designated by the Board of Directors or will vote for such lesser number of directors as may be prescribed by the Board of Directors in accordance with the Bylaws of the Company. At present, it is anticipated that each nominee will be a candidate.

The following persons have been nominated as Class II directors:

Name	Age	Director Since	Business Experience
Ian G.H. Ashken	46	2001	Mr. Ashken is Vice Chairman and Chief Financial Officer of the Company and until February 15, 2007 was also Secretary of the Company. Mr. Ashken was appointed to the Board of Directors on June 25, 2001 and became Vice Chairman, Chief Financial Officer and Secretary effective September 24, 2001. Mr. Ashken is also a principal and executive officer of a number of private investment entities. Mr. Ashken was the Vice Chairman of the Board of Directors of Bollé Inc. from December 1998 until February 2000. From February 1997 until his appointment as Vice Chairman, Mr. Ashken was the Chief Financial Officer and a director of Bollé, Inc. Mr. Ashken previously held positions as Chief Financial Officer and a director of Lumen Technologies, Inc. from May 1996 to December 1998 and Benson Eyecare Corporation from October 1992 to May 1996.

Richard L. Molen	66	1993	Mr. Molen was the Chairman, President and Chief Executive Officer of Huffy Corporation, a sporting goods company, from September 1994 until his retirement in December 1997. Mr. Molen served as President and Chief Executive Officer of Huffy Corporation since April 1993, and had served on its Board of Directors since June 1984.

Charles R. Kaye	43	2005	Mr. Kaye, Co-President of Warburg Pincus LLC, has been a private equity investor since 1986. He is a member of the Trilateral Commission (North America) and the Council on Foreign Relations. Mr. Kaye is a director of The Asia Society and Chairman of The U.S.-India Business Council.

The Board of Directors unanimously recommends that Stockholders vote “FOR” each of the persons nominated by the Board of Directors to serve as Class II Directors.

The terms of the following Class III directors expire at the 2008 annual meeting:

Name	Age	Director Since	Business Experience
Douglas W. Huemme	65	1999	Mr. Huemme was Chairman and Chief Executive Officer of Lilly Industries, Inc., an industrial coating and specialty chemical company, from 1990 until his retirement in December 2000. He also served as President of Lilly Industries, Inc. from 1990 until April 1999.

Robert L. Wood	51	2000	Mr. Wood joined Chemtura Corp., a global producer and marketer of polymer products and specialty chemicals, as President and Chief Executive Officer in January 2004. From 1977 to January 2004, Mr. Wood worked for The Dow Chemical Company, serving from November 2000 until January 2004 as Business Group President for Thermosets and Dow Automotive. From May 1997 until November 2000 he served as Business Vice President for Polyurethanes. From October 1995 until May 1997 he acted as Business Vice-President for Engineering Plastics.

Irwin D. Simon	48	2002	Mr. Simon is the Chairman, Chief Executive Officer and President of Hain Celestial Group, Inc., a marketer and distributor of natural, organic and specialty food products and a NASDAQ company (“Hain”). Mr. Simon was appointed Chief Executive Officer and President of Hain in May 1993 and subsequently appointed Chairman of the Board of Directors of Hain in April 2000. From December 1990 through December 1992, Mr. Simon was employed in various marketing capacities with Slim-Fast Foods Company, a national marketer of meal replacement and weight loss food supplements. Mr. Simon also serves as a director of Yeo Hiap Seng Ltd a Singapore public company and Marathon Acquisition Corp..

The terms of the following Class I directors expire at the 2009 annual meeting:

Name	Age	Director Since	Business Experience
Martin E. Franklin	42	2001	Mr. Franklin is Chairman and Chief Executive Officer of the Company. Mr. Franklin was appointed to the Board of Directors on June 25, 2001 and became Chairman and Chief Executive Officer effective September 24, 2001. Mr. Franklin is also a principal and executive officer of a number of private investment entities. Mr. Franklin was the Chairman of the Board of Directors of Bollé Inc. from February 1997 until February 2000. Mr. Franklin has previously held positions as Chairman and Chief Executive Officer of Lumen Technologies, Inc. from May 1996 to December 1998, and Benson Eyecare Corporation from October 1992 to May 1996. Mr. Franklin also serves as a director of Kenneth Cole Productions, Inc. and the Chairman of the Board of Freedom Acquisition Holdings, Inc.

René-Pierre Azria	50	2002	Mr. Azria is a Global Partner and a Managing Director of Rothschild, Inc., an investment bank, and has over twenty-five years of corporate finance experience, working generally on large size transactions with a high degree of complexity. His industry experience is concentrated in technology, media and telecommunications, and also includes healthcare and consumer goods. Prior to joining Rothschild, Inc. in 1996, Mr. Azria served as Managing Director of Blackstone Indosuez and President of Financiére Indosuez in New York. Mr. Azria also serves as a director of two privately held companies.

Michael S. Gross	44	2007	Since March 2007, Mr. Gross has served as chairman, chief executive officer and managing member of Solar Capital, LLC, a newly organized externally managed finance company focusing on debt and equity investments in leveraged companies, including middle-market companies. Mr. Gross has been the chairman, chief executive officer and secretary of Marathon Acquisition Corp. since April 2006. Since July 2006, Mr. Gross has been co-chairman of the investment committee of Magnetar Financial LLC, an investment manager with over $3 billion in assets under management, and a senior partner in Magnetar Capital Partners LP, the holding company for Magnetar Financial LLC. Between February 2004 and February 2006, Mr. Gross was the president and chief executive officer of Apollo Investment Corporation, a publicly traded business development company that he founded and on whose board of directors and investment committee he served as chairman from February 2004 to July 2006, and was the managing partner of Apollo Investment Management, L.P., the investment adviser to Apollo Investment Corporation. From 1990 to February 2006, Mr. Gross was a senior partner at Apollo Management, L.P., a leading private equity firm which he founded in 1990. In addition, from 2003 to February 2006, Mr. Gross was the managing partner of Apollo Distressed Investment Fund, an investment fund he founded. Mr. Gross currently serves on the boards of directors of Saks, Inc. and United Rentals, Inc. Mr. Gross is a founding member, and serves on the executive committee, of the Youth Renewal Fund, is the chairman of the board of Mt. Sinai Children’s Center Foundation, serves on the Board of Trustees of the Trinity School and on the corporate advisory board of the University of Michigan Business School.

EXECUTIVE OFFICERS OF THE COMPANY

The following table sets forth the name, age and position of each of our executive officers as of March 16, 2007. The executive officers of the Company are appointed by and serve at the discretion of the Board of Directors of the Company.

Name	Age	Position
Martin E. Franklin	42	Chairman and Chief Executive Officer
Ian G.H. Ashken	46	Vice Chairman and Chief Financial Officer
James E. Lillie	45	President and Chief Operating Officer
J. David Tolbert	46	Senior Vice President, Human Resources and Corporate Risk
Richard T. Sansone	40	Senior Vice President and Chief Accounting Officer
John E. Capps	42	Senior Vice President, General Counsel and Secretary

See the table of nominees for election as directors for biographical data with respect to Martin E. Franklin and Ian G.H. Ashken. See the narrative description of the employment agreements for Martin E. Franklin, Ian G.H. Ashken, James E. Lillie, and J. David Tolbert for further terms with respect to the terms of their respective positions and employment.

James E. Lillie. Mr. Lillie is President and Chief Operating Officer of the Company. Mr. Lillie joined the Company in August 2003 as Chief Operating Officer and assumed the additional title and responsibilities of President effective January 2004. From 2000 to 2003, Mr. Lillie served as Executive Vice President of Operations at Moore Corporation, Limited, a diversified commercial printing and business communications company. From 1999 to 2000, Mr. Lillie served as Executive Vice President of Operations at Walter Industries, Inc., a Kohlberg, Kravis, Roberts & Company (“KKR”) portfolio company. From 1990 to 1999, Mr. Lillie held a succession of senior level human resources, manufacturing, finance and operations positions at World Color, Inc., another KKR portfolio company.

J. David Tolbert. Mr. Tolbert is Senior Vice President, Human Resources and Corporate Risk of the Company. From October 1998 to January 2005, Mr. Tolbert served as Vice President, Human Resources and Administration of the Company. From April 1997 to October 1998, Mr. Tolbert served as Vice President, Human Resources and Corporate Risk of the Company. From October 1993 to April 1997, Mr. Tolbert served as Director of Human Resources of the Company. Since joining Ball Corporation in 1987, Mr. Tolbert served in various human resource and operating positions of Ball’s and the Company’s former Plastic Packaging division.

Richard T. Sansone. Mr. Sansone is the Senior Vice President and Chief Accounting Officer of the Company. Prior to joining the Company, he most recently served as Senior Vice President, Controller and Chief Accounting Officer of RR Donnelley and Sons (formerly Moore Corporation, Limited), from April 2001 to December 2005. From 1992 to 2001, Mr. Sansone was with PricewaterhouseCoopers, LLP where he was an Audit Senior Manager.

John E. Capps. Mr. Capps is Senior Vice President, General Counsel and Secretary of the Company. Mr. Capps has been with the Company since January 2005. From 2003 to 2005, Mr. Capps was with American Household, Inc. which was acquired by the Company in January 2005, where he most recently served as Vice President-Legal. Prior to 2003, Mr. Capps was in private law practice with the firm Sullivan & Cromwell LLP.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

The Company’s Compensation Committee of the Board (the “Committee”) establishes the salaries and other compensation of the executive officers of the Company, including its Chairman and CEO and other Named Executive Officers (as defined below). The Committee consists of three independent directors, all of whom have considerable experience in executive compensation issues and management development. No member of the Committee has ever been an officer or employee of the Company, nor is there a direct or indirect relationship between any of the members of the Committee and any of the Company’s executive officers. The Committee operates under a written charter adopted by the Board of Directors which is available at the Company’s web site at www.jarden.com under the “Governance” tab.

The Committee has approved a compensation philosophy and objectives for the Company, which is described below.

Executive Compensation Philosophy and Objectives

The Committee continues to examine and refine our compensation philosophy, objectives and strategy throughout the fiscal year as part of our ongoing efforts to maintain “best practice” in this area and corporate governance in general. The Committee’s guiding principle is to assure that the Company’s compensation and benefits policies attract and retain the key employees necessary to support the Company’s growth and success, both operationally and strategically and to motivate their executives to achieve short and long term goals with the ultimate objective of creating sustainable improvements in stockholder value. This principle guides the design and administration of compensation and benefits programs for the Company’s officers, other executives and the general workforce.

The total compensation package, which includes base salary, incentive compensation and other incentive opportunities in the form of grants under the Company’s stock incentive plans, is designed to allow the Company to attract, motivate, and retain top-quality executives. Such principles are accomplished by linking management’s compensation to the Company’s success in creating value for its stockholders. The levels of compensation at competitive companies, derived from compensation surveys provided by outside consultants, as well as other factors such as the Company’s performance, growth and relative stockholder return, achievement of specific financial goals, a subjective determination of the executive’s past performance and expected future contributions to the Company and the awards given to the executive in the past, are used for comparison in establishing the Company’s overall compensation plan for certain executive officers.

Use of Outside Consultants

The Committee retains an outside compensation and benefits consulting firm from time to time to respond directly to the Committee and its inquiries regarding management pay, compensation design and other related matters. The Committee may ask that management participate in these engagements. Use of a particular consulting firm by the Committee does not preclude management from hiring the same consulting firm. The Committee met with the outside consultant on at least one occasion in 2006 and with members of Management. The Committee engaged the consultant to provide recommendations on future compensation. The Committee also initiated a study to review its annual and long-term incentive plan. The Company participates in compensation surveys of the outside consultant to conduct a competitive compensation analysis including marketplace base salary, target annual incentive opportunity, target total annual compensation, actual total annual compensation, long term incentive award level, target total direct compensation, and actual total direct compensation rates. The Company compares itself to general industry companies of comparable revenues for positions below the senior management level. For senior management positions, the Company looked at the general industry as well as high growth and high performing companies reflective of Jarden’s strategic objective including:

Fortune Brands, Inc.	Coach Inc
Harman International Industries, Inc.	Pool Corp.
Oshkosh Truck Corp.	Claire’s Stores Inc.
Thor Industries Inc.	Oxford Industries Inc.
Phillips-Van Heusen Corp	Garmin Ltd.

Information from the outside consultant was provided to the Committee as a resource for their deliberations for executive compensation decisions.

The Elements of Jarden’s Compensation Program

For the fiscal year ended December 31, 2006, the components of compensation for Named Executive Officers were:

•	cash consideration;

•	equity based consideration; and

•	perquisites and other personal and additional benefits.

Additional details on each element of our compensation program are outlined below.

Cash Compensation

For 2006, base salaries and target performance incentive compensation participation rates (percentage of base salary) for the Company’s Chairman and Chief Executive Officer, Vice Chairman and Chief Financial Officer, and President and Chief Operating Officer were established pursuant to their respective employment agreements, amended in January 2005, while target performance incentive compensation participation rates (percentage of base salary) for the Company’s other executive officers were fixed by the Committee. Target incentive participation rates are established and reviewed based upon factors such as the Company’s performance and growth, achievement of specific financial goals and increases to stockholder equity, a subjective determination of the executive’s past performance and expected future contributions to Jarden, and aggregate compensation of persons holding similar positions with comparable companies.

For 2006, target incentive participation rates were 50% for the Chairman and Chief Executive Officer, the Vice Chairman and Chief Financial Officer, the President and Chief Operating Officer, the Executive Vice President of Finance and Treasurer, and the Senior Vice President of Human Resources and Corporate Risk. Target incentive participation rates were 40% for certain other executives. Payments of incentive compensation for 2006 could have ranged from 0 to 200% of target bonus opportunity and were based on a goal for corporate performance as measured by as-adjusted earnings per share (“EPS”). EPS serves as a balanced indicator of sustained stockholder value. Therefore, the evaluation of executive performance based on this measure provides an incentive for individual executives to perform in the best interests of stockholders. The table below sets forth the performance goals established by the Committee for the named executive officers under the Amended and Restated 2003 Stock Incentive Plan.

Performance Goal	EPS	Payout
Target EPS	$2.20	100% of target participation rate
Maximum EPS	2.42	200% of target participation rate

For 2006, the Committee approved the payment of incentive compensation at 200% of the targeted payout for each Named Executive Officer based on the Company’s achievement of EPS of $2.42. In determining the 2006 results for incentive compensation purposes, the Committee included in EPS adjustments for:

•	manufacturer’s profit in inventory;

•	reorganization and acquisition-related integration costs;

•	non-cash stock-based compensation costs;

•	an executive separation;

•	certain duplicative administrative costs associated with the ongoing integration activities;

•	amortization of acquired intangible assets; and

•

a tax provision adjustment which reflects the adjustment of a tax cost associated with the legal reorganization of the Consumer solutions business and the normalization of the as adjusted results to the Company’s 36.5% effective tax rate.

In addition to the payment of an annual incentive bonus, the Committee may approve an additional discretionary bonus for certain Named Executive Officers for exceptional performance related to other corporate activity undertaken by the Company in any year. For 2006, the Committee approved an additional performance based bonus to Messrs. Franklin and Ashken to recognize their contributions towards the Company achieving extraordinary performance during the year. In approving the additional performance bonuses, the Committee considered Messrs. Franklin and Ashken’s outstanding leadership of the Company during fiscal 2006, the consummation of tuck-in acquisitions during the year, continued success of the Company’s integration program for acquired businesses, and the successful completion of an offering of Common Stock during the year. In addition, the Committee considered the Company’s growth in 2006, including revenue growth of 21%, increase in market capitalization of the Common Stock from $2.1 billion to $2.5 billion and an increase in the price of the Common Stock of 15% during such period. The Company’s compounded stock price has grown nearly nine times in the last five years.

Base salary, incentive compensation and the amount of discretionary bonus (total cash compensation) earned in 2006 by the Named Executive Officers are reflected in the “Salary”, “Bonus” and “Non-Equity Incentive Plan Compensation” columns in the Summary Compensation Table set forth below.

Equity Based Compensation

We believe that equity compensation is the most effective means of creating a long-term link between the compensation provided to officers and other key management personnel with gains realized by the stockholders. In 2006, the Company maintained the Amended and Restated 2003 Stock Incentive Plan to incentivize executive officers and other key employees.

The Amended and Restated 2003 Stock Incentive Plan is designed to give the Board of Directors discretion and flexibility in designing incentive compensation packages to align the goals of management with those of our stockholders and to motivate executive officers and key employees to improve the operations of the Company, thereby maximizing Stockholder value. Pursuant to this plan, the Board of Directors may issue to employees, officers, directors, consultants, independent contractors and advisors of the Company and its subsidiaries incentive stock options, nonqualified stock options, restricted stock and cash bonuses. The specific types and size of awards to be granted (other than options granted to non-employee directors) and the terms and conditions of such awards are determined by the Committee subject to the provisions of the Amended and Restated 2003 Stock Incentive Plan.

The Committee generally makes awards based upon the employee’s position within the Company, scope of responsibility, ability to affect profits and stockholder value and a subjective review of the employee’s historic and recent performance. Equity awarded to each individual is not conditioned on equity previously granted. All awards to executive officers are within the discretion of the Committee subject to the terms of the Amended and Restated 2003 Stock Incentive Plan.

Since 2005, our equity based compensation program for executive officers has focused on grants of performance-based restricted stock awards. This strategy was implemented to balance the Committee’s interest in (i) focusing executive officers on long-term metrics that create sustained shareholder value, (ii) more efficiently aligning long-term incentive costs with perceived value, (iii) attracting and retaining talent and (iv) remaining competitive with market changes and compensation practices, including decreased use of stock options.

Vesting of restricted stock awards is typically based on our results during a given performance period as measured by EPS and/or the increase in the price of our Common Stock. These metrics were chosen because of their relevance to our corporate strategy and objectives for the respective performance periods at the time of grant, the ability of executive officers to impact achievement of the performance goals, and our belief that achieving or exceeding these goals should result in sustained increases to shareholder value over the longer-term.

We may from time to time grant supplemental time or performance-vesting restricted stock grants to executive officers. These grants are typically made to attract new executives or as a retention device for current executives. Such awards typically vest over three or four years.

We consider several factors when establishing the size of equity based compensation grants to executive officers, including long-term incentive compensation awarded within comparator groups, the number of unvested stock-based awards held by the executive, the executive’s performance during the prior year and the executive’s expected contribution to our long-term performance. We also consider the expected shareholder dilution and accounting cost attributable to our long-term incentive programs in establishing the total number of shares of common stock we make available through stock-based awards.

It has been our practice, but not a firm policy, to grant stock-based awards to executive officers on an annual basis. Award levels and grant dates are approved by the Committee, and grants are made on or following the date of the Committee’s approval. The Committee will also approve any equity based grants in connection with the hiring or promotion of an executive officer. Messrs. Franklin, Ashken and Lillie were granted certain restricted stock awards in 2005 in connection with their amended and restated employment agreements, and they did not receive any further restricted stock awards during 2006.

Perquisites and Other Personal and Additional Benefits

Executive officers participate in other employee benefit plans generally available to all employees on the same terms as similarly situated employees.

The Company’s 401(k) plan provides for a Company contribution equal to employee contribution up to 4% of the value of the individual employee’s base salary and further limited by IRS guidelines.

The Company provides Named Executive Officers with perquisites and other personal benefits that the Company and the Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain employees for key positions. The Committee at least annually reviews the levels of perquisites and other personal benefits provided to named executive officers.

Certain Named Executive Officers are provided use of company financial or tax planning assistance, while all receive payment of life insurance and long term disability premiums, and company matching and additional contributions to the executive’s 401(k) plan. In addition, the Chief Executive Officer of the Company, for security purposes, is required to use corporate aircraft for all personal and business-related air travel in North America. The costs to the Company associated with providing these benefits for executive officers named in the Summary Compensation Table are reflected in the “All Other Compensation” column of the Summary Compensation Table.

Accounting and Tax Considerations

The Committee generally seeks to comply with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent deemed practicable, with respect to options and annual and long-term incentive programs in order to avoid losing the deduction for non-performance based compensation in excess of $1 million paid to one or more of the Named Executive Officers. The Committee has generally structured the Company’s compensation plans with the objective that amounts paid under those plans and arrangements are tax deductible, including by having those plans approved by the Company’s Stockholders. However, the Company may determine to award compensation that does not meet the requirements of Section 162(m) of the Code when it deems appropriate to achieve its compensation objectives and in the best interest of the Company.

We provide Messrs. Franklin and Ashken with change in control provisions pursuant to the amended and restated employment agreements. Such agreements provide for tax protection in the form of a gross up payment to reimburse the executive for any excise tax under Section 4999 of the Code as well as any additional income and employment taxes resulting from such reimbursement. Section 4999 of the Code imposes a 20% nondeductible excise tax on the recipient of an “excess parachute payment” and Section 280G of the Code disallows the tax deduction to the payor of any amount of an excess parachute payment that is contingent on a change in control. A payment as a result of a change in control must exceed 3 times the executive’s base amount in order to be considered an excess parachute payment, and then the excise tax is imposed on the parachute payments that exceed the executive’s base amount. The intent of the tax gross-up is to provide a benefit without a tax penalty to our executives who are displaced in the event of a change in control. We believe the provision of tax protection for excess parachute payments for Messrs. Franklin and Ashken is consistent with market practice, is a valuable executive talent retention incentive, and is consistent with the objectives of our overall executive compensation program.

Policy on Stock Trading and Hedging

Executives and other employees may not engage in any transaction in which they may profit from short-term speculative swings in the value of the company’s securities. This prohibition includes “short sales” (selling borrowed securities which the seller hopes can be purchased at a lower price in the future) or “short sales against the box” (selling owned, but not delivered securities), “put” and “call” options (publicly available rights to sell or buy securities within a certain period of time at a specified price or the like) and other hedging transactions designed to minimize an executive’s risk inherent in owning our stock, such as zero-cost collars and forward sale contracts. In addition, this policy is designed to ensure compliance with all insider trading rules.

Post-Employment and Other Events

Retirement, death, disability and change-in-control events trigger the payment of certain compensation to the Named Executive Officers that is not available to all salaried members. Such compensation is discussed under the headings “Employment Agreements” and “Potential Payments Upon Termination or Change in Control.”

Role of Executive Officers in Compensation Decisions

The Committee determines the total compensation of our Chief Executive Officer and oversees the design and administration of compensation and benefit plans for all of the Company’s employees. Our internal human resources personnel have met with the Committee to present topical issues for discussion and education as well as specific recommendations for review. Certain executive officers, including the Chairman and Chief Executive Officer and the Vice Chairman and Chief Financial Officer attend a portion of most regularly scheduled Committee meetings, excluding executive sessions. The Committee may also obtain input from our legal, finance and tax functions, as appropriate, as well as one or more executive compensation consulting firms regarding matters under consideration. The Committee has delegated to management certain responsibilities related to employee benefit matters. The Committee has formed two management committees that (i) oversee the investment of retirement plan assets and savings plan investment funds and (ii) administer benefit plans for employees. These committees are made up of the Company’s employees and report to the Committee periodically.

Summary

The Committee believes that the total compensation package has been designed to motivate key management to improve the operations and financial performance of the Company, thereby increasing the market value of our Common Stock. The tables in this Executive Compensation section reflect the compensation structure established by the Committee.

Summary Compensation Table

The following summary compensation table sets forth information concerning the annual and long-term compensation earned by the Company’s chief executive officer and four other executive officers of the Company whose annual salary and bonus during fiscal 2006 exceeded $100,000 (collectively, the “Named Executive Officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (4)	Total (s)
Martin E. Franklin (5) Chairman and Chief Executive Officer	2006	$1,876,800	$938,400	$—	$—	$1,876,800	$—	$299,248	$4,991,248

Ian G.H. Ashken (6) Vice Chairman and Chief Financial Officer	2006	867,000	433,500	—	—	867,000	—	106,332	2,273,832

James E. Lillie (7) President and Chief Operating Officer	2006	612,000	—	—	394,277	612,000	—	14,625	1,632,902

Desiree DeStefano (8) Executive Vice President of Finance and Treasurer	2006	350,000	100,000	375,714	182,649	350,000	—	10,867	1,369,230

J. David Tolbert (9) Senior Vice President, Human Resources and Corporate Risk	2006	275,000	—	288,704	100,390	275,000	—	10,508	949,602

(1)	The amounts shown in the Bonus column include discretionary performance based bonuses.

(2)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with FAS 123(R) and thus may include amounts from awards granted in and prior to 2006. For a discussion of the valuation assumptions, see Note 13 to our audited financial statements for the fiscal year ended December 31, 2006, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 20, 2007.

(3)	These performance based bonuses were earned in 2006 and paid to the Named Executive Officers in February of 2007, under the Company’s Amended and Restated 2003 Stock Incentive Plan.

(4)	As permitted by rules established by the SEC, no amounts are shown with respect to certain “perquisites” where such amounts do not exceed in the aggregate of $10,000. The amounts shown in the “All Other Compensation” column for 2006 are comprised as follows:

Mr. Franklin—Company-provided life insurance and long-term disability premiums, $2,670; imputed taxable income on individual life and disability policies, $100,145; the Company’s match and additional contribution on the employee’s 401(k) contribution, $8,800; personal use of the Company aircraft, valued at the incremental cost of such use to the Company, $172,633; and financial consulting fees paid by the Company, $15,000.

Mr. Ashken—Company-provided life insurance and long-term disability premiums, $2,670; imputed taxable income on individual life and disability policies, $89,974; the Company’s match and additional contribution on the employee’s 401(k) contribution, $8,800; and financial consulting fees paid by the Company, $4,888.

Mr. Lillie—Company-provided life insurance and long-term disability premiums, $2,670; imputed taxable income on individual life and disability policies, $3,310 and the Company’s match and additional contribution on the employee’s 401(k) contribution, $8,645.

Ms. DeStefano—Company-provided life insurance and long-term disability premiums, $2,067; and the Company’s match and additional contribution on the employee’s 401(k) contribution, $8,800.

Mr. Tolbert—Company-provided life insurance and long-term disability premiums, $1,608; and the Company’s match and additional contribution on the employee’s 401(k) contribution, $8,800.

(5)	Mr. Franklin was appointed Chairman and Chief Executive Officer in September 2001. Effective January 1, 2002, the Company entered into an employment agreement with Mr. Franklin. This agreement was amended and restated effective October 1, 2003. This agreement was further amended and restated in January 2005. See “Employment Agreements,” below.

(6)	Mr. Ashken was appointed Vice Chairman, Chief Financial Officer and Secretary in September 2001. Effective as of February 15, 2007, Mr. Ashken is no longer Secretary of the Company. Effective January 1, 2002, the Company entered into an employment agreement with Mr. Ashken. This agreement was amended and restated effective October 1, 2003. This agreement was further amended and restated in January 2005. See “Employment Agreements,” below.

(7)	Mr. Lillie joined the Company as Chief Operating Officer in August 2003 and assumed the additional title and responsibilities of President effective January 2004. The Company entered into an employment agreement with Mr. Lillie effective August 4, 2003. This agreement was amended and restated in January 2005. See “Employment Agreements,” below.

(8)	Ms. DeStefano joined the Company in November 2001 and was appointed Senior Vice President of the Company in February 2003. The Company entered into an employment agreement with Ms. DeStefano effective May 3, 2004. Effective as of January 24, 2005, Ms. DeStefano assumed the new title of Executive Vice President of Finance and Treasurer. See “Employment Agreements,” below. Ms. DeStefano resigned as an officer of the Company effective as of March 9, 2007.

(9)	Mr. Tolbert joined the Company in May 1987 and was appointed Vice President, Human Resources and Administration in October 1998. The Company’s employment agreement with Mr. Tolbert, dated as of January 1, 2002, was renewed for one year in January 1, 2006 and is subject to an annual renewal provision. Effective as of January 24, 2005, Mr. Tolbert assumed the new title of Senior Vice President of Human Resources and Corporate Risk. See “Employment Agreements,” below.

Grants of Plan-Based Awards

The following table contains certain information regarding grants of plan based awards in fiscal year 2006 by each of the Named Executive Officers.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#)	Grant Date Fair Value of Stock and Option Awards ($)	Exercise or Base Price of Option Awards ($)
Name		Threshold ($)	Target ($)	Maximum ($)
Martin E. Franklin		$0	$938,400	$1,876,800	—	—	$—	—
Ian G.H. Ashken		0	433,500	867,000	—	—	—	—
James E. Lillie		0	306,000	612,000	—	—	—	—
Desiree DeStefano (3)		0	175,000	350,000	—	—	—	—
	07/26/2006		—	—	25,000	—	728,250	—
J. David Tolbert (4)		0	137,500	275,000	—	—	—	—
	07/26/2006		—	—	12,500	—	364,125	—

(1)	These columns reflect threshold, target and maximum payout levels under our Amended and Restated 2003 Stock Incentive Plan for 2006 performance. The actual amount earned by each Named Executive Officer is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. Additional information about our Amended and Restated 2003 Stock Incentive Plan is included in the Compensation Discussion Analysis section of this proxy statement.

(2)	Grants were issued from the Company’s Amended and Restated 2003 Stock Incentive Plan. For a further description of the Amended and Restated 2003 Stock Incentive Plan, see the Compensation Discussion and Analysis above.

(3)	The restrictions lapse on Ms. DeStefano’s restricted shares as follows: 12,500 shares vest when the Company’s reported cumulative adjusted earnings per share reaches $2.50 for four consecutive quarters beginning with the quarter ended December 31, 2006, but not before March 31, 2008, unless the closing price of the shares has not reached $42.66 per share for ten consecutive trading days prior to November 1, 2007 then the shares shall vest on November 1, 2007; and 12,500 shares shall vest when the Company’s reported cumulative adjusted earnings per share reaches $2.50 for four consecutive quarters beginning with the quarter ended December 31, 2006, but not before March 31, 2009.

(4)

The restrictions lapse on Mr. Tolbert’s restricted shares as follows: 6,250 shares vest when the Company’s reported cumulative adjusted earnings per share reaches $2.50 for four consecutive quarters beginning with the quarter ended December 31, 2006, but not before March 31, 2008, unless the closing price of the shares has not reached $42.66 per share for ten consecutive trading days prior to November 1, 2007 then the shares shall vest on November 1, 2007; and 6,250 shares shall vest when the Company’s reported cumulative adjusted earnings per share reaches $2.50 for four consecutive quarters beginning with the quarter ended December 31, 2006, but not before March 31, 2009.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning stock options and stock awards held by the Named Executive Officers at December 31, 2006:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Martin E. Franklin	893,997	—	—	$8.60	7/02/2012	686,250	$23,874,638	—	—
	231,003	—	—	8.60	7/02/2012	—	—	—	—

Ian G.H. Ashken	276,003	—	—	8.60	7/02/2012	285,000	9,915,150	—	—
	61,497	—	—	8.60	7/02/2012	—	—	—	—

James E. Lillie	168,750	56,250	—	12.67	8/08/2013	108,750	3,783,413	—	—
	28,125	9,375	—	18.89	1/02/2014	—	—	—	—

Desiree DeStefano	45,000	—	—	4.17	2/12/2012	7,500	260,925	—	—
	60,000	—	—	8.60	7/02/2012	15,000	521,850	—	—
	8,438	2,812	—	12.80	7/28/2013	25,000	869,750	—	—
	28,540	28,538	—	21.90	7/23/2014	—	—	—	—
	1,462	1,460	—	21.90	7/23/2014	—	—	—	—

J. David Tolbert	—	1,687	—	12.80	7/28/2013	15,000	521,850	—	—
	3,348	3,348	—	21.90	7/23/2014	12,500	434,875	—	—
	4,889	9,776	—	21.90	7/23/2014	—	—	—	—

(1)	Mr. Lillie’s unexercisable options vest as follows: 56,250 options on August 8, 2007 and 9,375 options vest on January 2, 2008.

Ms. DeStefano’s unexercisable options were to vest according to their terms as follows: 2,812 options vest on July 28, 2007; 14,999 options vest on July 23, 2007; and 14,999 options vest on July 23, 2008. In connection with Ms. DeStefano’s resignation as an officer of the Company effective as of March 9, 2007, the Company entered into a letter agreement and release, dated as of March 9, 2007, pursuant to which the 2,812 options originally scheduled to vest on July 28, 2007 and the 14,999 options originally scheduled to vest on July 23, 2007 became immediately vested as of March 9, 2007.

Mr. Tolbert’s unexercisable options vest as follows: 1,687 options vest on July 28, 2007; 6,562 options vest on July 23, 2007; and 6,562 options vest on July 23, 2008.

(2)	Mr. Franklin: The restrictions lapse on Mr. Franklin’s restricted shares when the Company’s volume weighted average share price for ten consecutive days reaches $42.66 per share.

Mr. Ashken: The restrictions lapse on Mr. Ashken’s restricted shares when the Company’s volume weighted average share price for ten consecutive days reaches $42.66 per share.

Mr. Lillie: The restrictions lapse on Mr. Lillie’s restricted shares when the Company’s volume weighted average share price for ten consecutive days reaches $42.66 per share.

Ms. DeStefano: The restrictions lapse on Ms. DeStefano’s restricted shares as follows: 7,500 shares vest when the Company’s volume weighted average share price for ten consecutive days reaches $42.66 per share; 7,500 shares vest when the Company’s volume weighted average share price for ten consecutive days reaches $42.66 per share, but no earlier than November 1, 2007; 7,500 shares vest when the Company’s volume weighted average share price for ten consecutive days reaches $42.66 per share, but no earlier than November 1, 2008; 12,500 shares vest when the Company’s reported cumulative adjusted earnings per share reaches $2.50 for four consecutive quarters beginning with the quarter ended December 31, 2006, but not before March 31, 2008, unless the closing price of the shares has not reached $42.66 per share for ten consecutive trading days prior to November 1, 2007 then the shares shall vest on November 1, 2007; and 12,500 shares shall vest when the Company’s reported cumulative adjusted earnings per share reaches $2.50 for four consecutive quarters beginning with the quarter ended December 31, 2006, but not before March 31, 2009.

Mr. Tolbert: The restrictions lapse on Mr. Tolbert’s restricted shares as follows: 7,500 shares vest when the Company’s volume weighted average share price for ten consecutive days reaches $42.66 per share, but no earlier than November 1, 2007; 7,500 shares vest when the Company’s volume weighted average share price for ten consecutive days reaches $42.66 per share, but no earlier than November 1, 2008; 6,250 shares vest when the Company’s reported cumulative adjusted earnings per share reaches $2.50 for four consecutive quarters beginning with the quarter ended December 31, 2006, but not before March 31, 2008, unless the closing price of the shares has not reached $42.66 per share for ten consecutive trading days prior to November 1, 2007 then the shares shall vest on November 1, 2007; and 6,250 shares shall vest when the Company’s reported cumulative adjusted earnings per share reaches $2.50 for four consecutive quarters beginning with the quarter ended December 31, 2006, but not before March 31, 2009.

Option Exercises and Stock Vested During Fiscal 2006

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Martin E. Franklin	—	$—	—	—
Ian G.H. Ashken	—	—	—	—
James E. Lillie	—	—	—	—
Desiree DeStefano	—	—	—	—
J. David Tolbert (1)	20,250	523,986	—	—

(1)	Mr. Tolbert exercised 16,875 shares granted under the Alltrista Corporation 1998 Long-Term Equity Incentive Plan and 3,375 shares granted under the Jarden Corporation Amended and Restated 2003 Stock Incentive Plan.

Pension Benefits – Fiscal 2006

Our Named Executive Officers received no benefits in fiscal 2006 from the Company under defined pension or defined contribution plans other than our tax-qualified 401(K) Plan.

Non Qualified Deferred Compensation

Our Named Executive Officers received no benefits in fiscal 2006 from the Company under non-qualified deferred compensation plans other than our tax-qualified 401(K) Plan.

Compensation Committee Report

The Company’s Compensation Committee of the Board (collectively, the “Compensation Committee”) has submitted the following report for inclusion in this Proxy Statement:

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on our Compensation Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, our Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the SEC.

Respectfully submitted.	Compensation Committee
Richard L. Molen, Chairman
Irwin D. Simon
Robert L. Wood

The Report of the Compensation Committee does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference in to any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the Report of the Compensation Committee by reference therein.

Compensation Committee Interlocks and Insider Participation

During fiscal 2006, the Compensation Committee was comprised of Messrs. Molen (Chairman), Simon and Wood.

No member of the Compensation Committee during 2006 was an officer, employee or former officer of the Company of any of its subsidiaries or had any relationship requiring disclosure herein pursuant to SEC regulations. No executive officer of the Company served as a member of a compensation committee or a director of another entity under circumstances requiring disclosure under SEC regulations.

Employment Agreements

The Company’s amended and restated employment agreement with Martin E. Franklin, dated as of January 24, 2005, provides for his employment as Chairman and Chief Executive Officer of the Company through December 31, 2008, subject to certain termination rights and renewal provisions. Mr. Franklin’s agreement provides that he will receive an annual base salary of at least $1,840,000, subject to an annual increase at least equal to the change in Consumer Price Index, although Mr. Franklin volunteered to receive less than this increase in 2006. In addition, Mr. Franklin is entitled to receive an operating bonus of up to 50% of base compensation each year for achieving the Company’s earnings per share budget and up to 100% of base compensation each year for achieving 110% of the Company’s earnings per share budget in each case based on the annual budget approved by the Board of Directors. In addition, Mr. Franklin is eligible for a performance-based bonus of up to 100% of base compensation each year, at the discretion of the Board or Compensation Committee, but subject to the approval of the Board member designated by the Warburg Funds in respect of calendar year 2005 and 2006. Mr. Franklin’s employment agreement also entitles him to participate in the medical, insurance and other fringe benefit plans or policies the Company may make available to, or have in effect for, its personnel with commensurate duties from time to time. Mr. Franklin’s employment agreement also provides for certain other ancillary benefits, including the reimbursement of all reasonable business expenses and, for security purposes, use at Company expense private aircraft transportation for travel in North America. The Company shall also bear expenses for Mr. Franklin’s use of private aircraft that does not exceed 75 hours in any calendar year. In addition, the agreement requires the Company to provide Mr. Franklin with $10 million of life insurance. Mr. Franklin shall also be entitled to, if for any reason Mr. Franklin shall not be covered by a health insurance policy of the Company, an annual medical, dental, visions care and other health care allowance of up to $30,000 for unreimbursed expense incurred by Mr. Franklin or any of his immediate family members.

The Company’s amended and restated employment agreement with Ian G.H. Ashken, dated as of January 24, 2005, provides for his employment as Vice Chairman, Chief Financial Officer and Secretary of the Company through December 31, 2008, subject to certain termination rights and renewal provisions. Mr. Ashken’s agreement provides that he will receive an annual base salary of $850,000, subject to an annual increase at least equal to the change in Consumer Price Index, although Mr. Ashken volunteered to receive less than this increase in 2006. In addition, Mr. Ashken is entitled to receive an operating bonus of up to 50% of base compensation each year for achieving the Company’s earnings per share budget and up to 100% of base compensation each year for achieving 110% of the Company’s earnings per share budget in each case based on the annual budget approved by the Board of Directors. In addition, Mr. Ashken is eligible for a performance-based bonus of up to 100% of base compensation each year, at the discretion of the Board or Compensation Committee, but subject to the approval of the Board director designated by the Warburg Funds in respect of calendar year 2005 and 2006. Mr. Ashken’s employment agreement also entitles him to participate in the medical, insurance and other fringe benefit plans or policies the Company may make available to, or have in effect for, its personnel with commensurate duties from time to time. Mr. Ashken’s employment agreement also provides for certain other ancillary benefits, including the reimbursement of all reasonable business expenses. In addition, the agreement requires the Company to provide Mr. Ashken with $6 million of life insurance.

Each of Messrs. Franklin and Ashken’s employment agreements provide that if it shall be determined that any payment, distribution or benefit provided (including, without limitation, the acceleration of any payment, distribution or benefit and the acceleration of exercisability of any stock option) to Mr. Franklin or Mr. Ashken or for either of their respective benefits (whether paid or payable or distributed or distributable) pursuant to the terms of their respective employment agreements or otherwise (a “Payment”) would be subject, in whole or in part, to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Mr. Franklin or Mr. Ashken shall be entitled to receive from the Company an additional payment (the “Gross-Up Payment”) in an amount such that the net amount of the Payment and the Gross-Up Payment retained by Mr. Franklin after the calculation and deduction of all Excise Taxes (including any interest or penalties imposed with respect to such taxes) on the Payment and all federal, state and local income tax, employment tax and Excise Tax (including any interest or penalties imposed with respect to such taxes) on the Gross-Up Payment and taking into account any lost or reduced tax deductions on account of the Gross-Up Payment, shall be equal to the Payment.

Each of Messrs. Franklin’s and Ashken’s employment agreements contain a noncompetition covenant and nonsolicitation provisions (relating to the Company’s employees and customers) effective during the term of his employment and during the greater of (i) a period of three years after any termination of Mr. Franklin’s or Ashken’s employment or (ii) any period thereafter during which Mr. Franklin or Mr. Ashken continues to receive benefits under the employment agreement, other than in cases of a termination by the Company without good cause, by Mr. Franklin or Mr. Ashken with good reason, or if Mr. Franklin’s or Mr. Ashken’s employment is not renewed. For a description of any amount to be received by Messrs. Franklin and Ashken in the event their employment is terminated or due to a change in control of the Company, see the Section titled “Potential Payments on Termination or Change in Control.”

The Company’s amended and restated employment agreement with James E. Lillie, dated as of January 24, 2005, provides for his employment as President and Chief Operating Officer, and is for an initial two-year term subject to successive one-year renewal terms, such renewal terms to be automatic unless either party gives prior written notice of non-renewal. Mr. Lillie’s agreement provides that he will receive an annual base salary of $600,000 per year, subject to an annual increase at least equal to the change in the Consumer Price Index, although Mr. Lillie volunteered to receive less than this increase in 2006. In addition, Mr. Lillie is entitled to receive an operating bonus of up to 50% of base compensation each year for achieving the Company’s EBITDA and earnings per share budget and up to 100% of base compensation each year for achieving EBITDA 10% higher than budget and earnings per share 10% higher than budget, in each case based on the annual budget approved by the Board of Directors. In addition, Mr. Lillie is eligible for a performance-based bonus of up to 50% of base compensation each year, at the discretion of the Board or Compensation Committee, but subject to the approval of the Board director designated by Warburg Funds in respect of calendar year 2005 and 2006. Mr. Lillie will receive a prescribed severance pay amount if he is terminated without cause or suffers a specified disability. Mr. Lillie’s employment agreement also entitles him to participate in the medical, insurance and other fringe benefit plans or policies the Company may make available to, or have in effect for, its personnel with commensurate duties from time to time. Mr. Lillie’s employment agreement contains a noncompetition covenant and nonsolicitation provisions (relating to the Company’s employees and customers) effective during the term of his employment and continuing for a period of 12 months after the expiration or termination of Mr. Lillie’s employment. For a description of any amount to be received by Mr. Lillie in the event his employment is terminated or due to a change in control of the Company, see the Section titled “Potential Payments on Termination or Change in Control.”

The Company entered into an employment agreement with Desiree DeStefano, dated as of May 3, 2004, which provided for an initial two-year term subject to successive one-year renewal terms, such renewal terms to be automatic unless either party gave prior written notice of non-renewal. Ms. DeStefano received an annual base salary during 2006 of $325,000, as well as a discretionary bonus package based on the Company’s performance. Ms. DeStefano’s employment agreement also entitled her to participate in the medical, insurance and other fringe benefit plans or policies the Company may make available to, or have in effect for, its personnel with commensurate duties from time to time. Ms. DeStefano resigned as an officer of the Company effective March 9, 2007.

The Company’s employment agreement with J. David Tolbert, dated as of January 1, 2002, was renewed for one year on January 1, 2006 and is subject to an annual renewal provision. Under the employment agreement, Mr. Tolbert currently receives an annual base salary of $275,000, as well as a discretionary bonus package based on the Company’s performance. Mr. Tolbert’s employment agreement also entitles him to participate in the medical, insurance and other fringe benefit plans or policies the Company may make available to, or have in effect for, its personnel with commensurate duties from time to time.

Mr. Tolbert’s employment agreement contains, and Ms. DeStefano’s employment agreement contained, a noncompetition covenant and nonsolicitation provision (relating to the Company’s employees and customers) effective during the term of his/her employment and continuing for a period of 12 months after the expiration or termination of Mr. Tolbert’s and Ms. DeStefano’s employment, respectively. For a description of any amount to be received by Mr. Tolbert in the event his employment is terminated or due to a change in control of the Company, or that would have been received by Ms. DeStefano in the event her employment had been terminated or due to a change in control of the Company, see the Section titled “Potential Payments on Termination or Change in Control.”

Potential Payments Upon Termination or Change in Control

The following table summarizes the estimated payments to be made under each contract, agreement, plan or arrangement which provides for payments to a named executive officer at, following, or in connection with any termination of employment including by resignation, retirement, disability or a constructive termination of a Named Executive Officer, or our change in control or a change in the named executive officer’s responsibilities. However, in accordance with SEC regulations, we do not report any amount to be provided to a named executive officer under any arrangement which does not discriminate in scope, terms, or operation in favor of our executive officers and which are available generally to all salaried employees. These benefits are in addition to the benefits to which the executives would be entitled upon a termination of employment generally (i.e., vested retirement benefits accrued as of the date of termination, stock awards that are vested as of the date of termination and the right to elect continued health coverage pursuant to COBRA).

For the purpose of the quantitative disclosure in the following table, and in accordance with SEC regulations, we have assumed that the termination took place on the last business day of our most recently completed fiscal year, and that the price per share of our common stock is the closing market price as of that date — $34.79. The description set forth below provides estimates of the compensation and benefits that would be provided to the named executives upon their termination of employment; however, in the event of an executive’s separation from the Company, any actual amounts will be determined based on the facts and circumstances in existence at that time.

Martin E. Franklin and Ian G.H. Ashken: Benefits Payable Upon Early Termination; Change of Control.

If (1) an early termination of the employment period of Mr. Franklin or Mr. Ashken occurs pursuant to (a) a termination on account of executive’s death, (b) a termination due to executive’s Disability, (c) a Termination for Cause, (d) a Termination Without Cause, (e) a Termination for Good Reason or (f) a Termination Not for a Good Reason, or (2) following a Change of Control of the Company after which the executive remains employed by the Company or its successor under the terms of his current agreement, Mr. Franklin or Mr. Ashken (or, in the event of his death, his respective surviving spouse, if any, or his respective estate) shall be paid the following:

Martin E. Franklin

Payment upon Separation	Death on 12/31/06	Disability on 12/31/06	For Cause Termination on 12/31/2006	Termination Without Cause on 12/31/06	Termination for Good Reason on 12/31/06	Termination Not for Good Reason on 12/31/06	Change of Control on 12/31/06 where executive stays employed with the Company	Termination due to a Change of Control on 12/31/06
Earned Salary (1)	$72,185	$72,185	$72,185	$72,185	$72,185	$72,185	$ —	$72,185
Severance Benefits (2)	10,248,800	—	—	15,373,200	15,373,200	—	—	15,373,200
Vested Benefits (3)	—	—	—	—	—	—	—	—
Additional Termination Benefits (4)	23,902,905	23,902,905	—	23,917,038	23,917,038	—	—	23,917,038
Parachute Tax Gross-Up Payment	—	—	—	—	—	—	—	—

(1)	Earned Salary means any Base Salary earned, but unpaid, for services rendered to the Company on or prior to the date on which the employment period ends.

(2)	Severance Benefits means an amount equal to (A) three times (two times in the case of termination due to death) executive’s annualized Base Salary in effect on the date of termination, plus (B) three times (two times in the case of termination due to death) the average annual bonus paid to the executive over the two immediately preceding fiscal years, plus (C) the executive’s accrued annual bonus through the date of termination. Assumes a base salary of $1,876,800 and an average annual bonus paid over the preceding two years to be $3,247,600.

(3)	Vested Benefits means amounts which are vested or which executive is otherwise entitled to receive under the terms of or in accordance with any plan, policy, practice or program of, or any contract or agreement with, the Company or any of its subsidiaries, at or subsequent to the date of his termination without regard to the performance by executive of further services or the resolution of a contingency.

(4)	Additional Termination Benefits means:

a.

All of the executive’s benefits accrued under the employee option, pension, retirement, savings and deferred compensation plans of the Company shall become vested in full (other than with respect to the

Restricted Stock to be granted hereunder, the terms of which are separately addressed in his employment agreement); provided, however, that to the extent such accelerated vesting of benefits cannot be provided under one or more of such plans consistent with applicable provisions of the Code, such benefits shall be paid to the executive in a lump sum within 10 days after termination of employment outside the applicable plan; and

b.	Executive (and his dependents, if any) will be entitled to continue participation in all of the Company’s medical, dental and vision care plans (the “Health Benefit Plans”), until the third anniversary of executive’s termination of employment (second anniversary in the case of termination due to death); provided that executive’s participation in the Company’s Health Benefit Plans shall cease on any earlier date that executive (and his dependents, if any) becomes eligible for comparable benefits from a subsequent employer.

The aforementioned calculation assumes that all of Mr. Franklin’s restricted shares (686,250 shares) will automatically vest at a closing market price on December 29, 2006 of $34.79 for a value of $23,874,638. Annual medical and dental insurance premiums are assumed to be $14,134. Mr. Franklin is entitled to tax gross-up payments following a change of control if his payments trigger an excise tax under section 280G of the Internal Revenue Code. However, based on an assumed change of control and termination on December 31, 2006, the payments that Mr. Franklin would receive would not trigger a tax gross up payment.

Ian G.H. Ashken

Payment upon Separation	Death on 12/31/06	Disability on 12/31/06	For Cause Termination on 12/31/2006	Termination Without Cause on 12/31/06	Termination for Good Reason on 12/31/06	Termination Not for Good Reason on 12/31/06	Change of Control on 12/31/06 where executive stays employed with the Company	Termination due to a Change of Control on 12/31/06
Earned Salary (1)	$33,346	$33,346	$33,346	$33,346	$33,346	$33,346	$—	$33,346
Severance Benefits (2)	4,734,500	—	—	7,101,750	7,101,750	—	—	7,101,750
Vested Benefits (3)	—	—	—	—	—	—	—	—
Additional Termination Benefits (4)	9,943,417	9,943,417	—	9,957,551	9,957,551	—	—	9,957,551
Parachute Tax Gross-Up Payment	—	—	—	—	—	—	—	—

(1)	Earned Salary means any Base Salary earned, but unpaid, for services rendered to the Company on or prior to the date on which the employment period ends.

(2)	Severance Benefits means an amount equal to (A) three times (two times in the case of termination due to death) executive’s annualized Base Salary in effect on the date of termination, plus (B) three times (two times in the case of termination due to death) the average annual bonus paid to the executive over the two immediately preceding fiscal years, plus (C) the executive’s accrued annual bonus through the date of termination. Assumes a base salary of $867,000 and an average annual bonus paid over the preceding two years to be $1,500,250.

(3)	Vested Benefits means amounts which are vested or which executive is otherwise entitled to receive under the terms of or in accordance with any plan, policy, practice or program of, or any contract or agreement with, the Company or any of its subsidiaries, at or subsequent to the date of his termination without regard to the performance by executive of further services or the resolution of a contingency.

(5)	Additional Termination Benefits means:

a.

All of the executive’s benefits accrued under the employee option, pension, retirement, savings and deferred compensation plans of the Company shall become vested in full (other than with respect to the

Restricted Stock to be granted hereunder, the terms of which are separately addressed in his employment agreement); provided, however, that to the extent such accelerated vesting of benefits cannot be provided under one or more of such plans consistent with applicable provisions of the Code, such benefits shall be paid to the executive in a lump sum within 10 days after termination of employment outside the applicable plan; and

b.	Executive (and his dependents, if any) will be entitled to continue participation in all of the Company’s medical, dental and vision care plans (the “Health Benefit Plans”), until the third anniversary of executive’s termination of employment (second anniversary in the case of termination due to death); provided that executive’s participation in the Company’s Health Benefit Plans shall cease on any earlier date that executive (and his dependents, if any) becomes eligible for comparable benefits from a subsequent employer.

The aforementioned calculation assumes that all of Mr. Ashken’s restricted shares (285,000 shares) will automatically vest at a closing market price on December 29, 2006 of $34.79 for a value of $9,915,150. Annual medical and dental insurance premiums are assumed to be $14,134.

Mr. Ashken is entitled to tax gross-up payments following a change of control if his payments trigger an excise tax under Section 280G of the Internal Revenue Code. However, based on an assumed change of control and termination on December 31, 2006, the payments that Mr. Ashken would receive would not trigger a tax gross-up payment.

In connection with the payments set forth above for Messrs. Franklin and Ashken, Earned Salary shall be paid in cash in a single lump sum as soon as practicable following the end of the employment period, but in no event more than 10 days thereafter; provided, that if executive’s termination is in conjunction with a Change of Control, executive shall be paid his Earned Salary on the earlier to occur of (a) five (5) days after the effective date of executive’s termination and (b) on the date of such Change of Control. Vested Benefits shall be payable in accordance with the terms of the plan, policy, practice, program, contract or agreement under which such benefits have been awarded or accrued. Additional Termination Benefits shall be provided or made available at the times specified above as to each such Additional Termination Benefit. Unless otherwise specified, Severance Benefits shall be paid in a single lump sum cash payment as soon as practicable, but in no event later than 10 days after the executive’s termination; provided, that if executive’s termination is in conjunction with a Change of Control, executive shall be paid his Severance Benefits on the earlier to occur of (a) five (5) days after the effective date of executive’s termination and (b) on the date of such Change of Control.

Messrs. Franklin and Ashken are subject to certain noncompetition covenants and nonsolicitation provisions as further set forth above under the caption titled “Employment Agreements.” Mr. Franklin and Mr. Ashken are also subject to confidentiality provisions under the terms of their respective employment agreements.

James E. Lillie, Desiree DeStefano and J. David Tolbert: Benefits Payable Upon Early Termination; Change in Control

If Mr. Lillie’s employment were to be terminated by the Company Without Cause or upon Disability, he would be provided a lump sum payment equal to eighteen months base salary at the time of termination and a bonus equal to eighteen months of his target bonus which Mr. Lillie would have been entitled to receive for achieving budget for the year in which Mr. Lillie’s employment was terminated. Mr. Lillie is also entitled to the continuation of health insurance and other benefits for eighteen months at the expense of the Company; plus, the full vesting of any outstanding stock options and the lapsing of any restrictions over any restricted shares owned by Mr. Lillie. The cash portion of the Severance Amount shall be paid to Mr. Lillie as promptly as practicable after the date of termination and in no event later than ten (10) days after termination.

If Ms. DeStefano’s employment had been terminated by the Company during the term of her employment agreement Without Cause or upon Disability, she would have been provided a lump sum payment equal to her annual base salary at the time of termination and a bonus equal to her target bonus for the portion of the year in which Ms. DeStefano’s employment was terminated (“Termination Year”) calculated as the target percentage multiplied by the Base Compensation actually earned from January 1st of the Termination Year until the termination date. Ms DeStefano would also have been entitled to the continuation of health insurance and other benefits for one year at same cost as the employee currently contributed, plus, the full vesting of any outstanding stock options and the lapsing of any restrictions over any restricted shares owned by Ms. DeStefano. The cash portion of the Severance Amount would have been paid to Ms. DeStefano as promptly as practicable after the date of termination and in no event later than ten (10) days after termination.

If Mr. Tolbert’s employment were to be terminated by the Company Without Cause or upon Disability, he would be provided a lump sum payment equal to his annual base salary at the time of termination and a bonus equal to his target bonus for the year in which Mr. Tolbert’s employment was terminated. Mr. Tolbert is also entitled to continuation of health insurance and other benefits for one year at the expense of the Company; plus, the full vesting of any outstanding stock options and the lapsing of any restrictions over any restricted shares owned by Mr. Tolbert. The cash portion of the Severance Amount shall be paid to Mr. Tolbert as promptly as practicable after the date of termination and in no event later than ten (10) days after termination.

The following tables show the potential payments upon termination of Mr. Lillie, Ms. DeStefano and Mr. Tolbert, upon the specified events:

James E. Lillie

Payment upon Separation	Termination Without Cause on 12/31/06	Disability on 12/31/06	Change of Control on 12/31/06 without Termination
Severance Amount	$1,377,000	$1,377,000	$—
Benefits	25,205	25,205	—
Accelerated Vesting of Restricted Shares (Equity Value)	3,783,413	3,783,413	3,783,413
Accelerated Vesting of Stock Options (Equity Value)	1,393,313	1,393,313	—

In connection with the receipt of the payments above, Mr. Lillie is required to enter into a mutual release of claims with the Company following the termination of his employment. Mr. Lillie is also subject to certain noncompetition covenants and nonsolicitation provisions as further set forth above under the caption titled “Employment Agreements.” Mr. Lillie is also subject to confidentiality provisions under the terms of his employment agreement.

Severance payments assume 18 months of annual base salary of $612,000 and an annual target bonus of $306,000. Benefits assume 18 months of benefits at an annual rate of $14,134 for medical and dental premiums and annual disability insurance premiums of $2,670. All of Mr. Lillie’s restricted shares (108,750 shares) would vest at the market closing price on December 29, 2006 of $34.79. The value of the stock options was derived by multiplying the number of options outstanding per award by the spread between the market closing price on December 29, 2006 of $34.79 and the option exercise price.

Mr. Lillie has a change of control provision in his employment agreement solely related to his unvested restricted stock awards. Upon change of control, the restrictions on Mr. Lillie’s restricted shares lapse and become fully vested.

Desiree DeStefano

Payment upon Separation	Termination Without Cause on 12/31/06	Disability on 12/31/06	Change of Control on 12/31/06 without Termination
Severance Amount	$525,000	$525,000	$—
Benefits	10,770	10,770	—
Accelerated Vesting of Restricted Shares (Equity Value)	1,652,525	1,652,525	1,652,525
Accelerated Vesting of Stock Options (Equity Value)	448,510	448,510	—

In connection with the receipt of the Severance Amount, Ms. DeStefano would have been required to execute the Company’s standard release form which includes a covenant by Ms. DeStefano not to sue, a confidentiality agreement and a waiver and release of all further potential claims against the Company by Ms. DeStefano, among other things. Ms. DeStefano would also have been subject to certain noncompetition covenants and nonsolicitation provisions as further set forth above under the caption titled “Employment Agreements.” Ms. DeStefano would also have been subject to confidentiality provisions under the terms of her employment agreement.

Severance payments assume annual base salary of $350,000 and an annual target bonus of $175,000. Benefits assume one year of benefits at an annual rate of $8,703 for medical and dental premiums and annual disability insurance premiums of $2,067. All of Ms. DeStefano’s restricted shares (47,500 shares) would vest at the market closing price on December 29, 2006 of $34.79. The value of the stock options was derived by multiplying the number of options outstanding per award by the spread between the market closing price on December 29, 2006 of $34.79 and the option exercise price.

Ms. DeStefano has a change of control provision in her employment agreement solely related to her unvested restricted stock awards. Upon change of control, the restrictions on Ms. DeStefano’s restricted shares lapse and become fully vested.

J. David Tolbert

Payment upon Separation	Termination Without Cause on 12/31/06	Disability on 12/31/06
Severance Amount	$412,500	$412,500
Benefits	15,742	15,742
Accelerated Vesting of Restricted Shares (Equity Value)	956,725	956,725
Accelerated Vesting of Stock Options (Equity Value)	206,265	206,265

Mr. Tolbert is subject to certain noncompetition covenants and nonsolicitation provisions as further set forth above under the caption titled “Employment Agreements.” Mr. Tolbert is also subject to confidentiality provisions under the terms of his employment agreement.

Severance payments assume annual base salary of $275,000 and an annual target bonus of $137,500. Benefits assume one year of benefits at an annual rate of $14,134 for medical and dental premiums and annual disability insurance premiums of $1,608. All of Mr. Tolbert’s restricted shares (27,500 shares) would vest at the market closing price on December 29, 2006 of $34.79. The value of the stock options was derived by multiplying the number of options outstanding per award by the spread between the market closing price on December 29, 2006 of $34.79 and the option exercise price.

Mr. Tolbert’s employment agreement does not contain any payments to him upon a change in control of the Company.

Equity Compensation Plan Information

The following table provides information regarding compensation plans under which equity securities of the Company are authorized for issuance as of December 31, 2006:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants and rights (1)	Number of securities available for future issuance
Equity compensation plans approved by security holders:
Amended and Restated 2003 Stock Incentive Plan	2,253,561	$24.96	1,768,938
2003 Employee Stock Purchase Plan	Not Applicable	Not Applicable	—
2001 Stock Option Plan, as amended	392,250	7.58	—
1998 Long-Term Equity Incentive Plan, as amended and restated	547,940	7.90	—
1993 Stock Option Plan	907,497	8.54	—
Equity compensation plans not approved by security holders:
None	Not Applicable	Not Applicable	Not Applicable

Total	4,101,248	$17.38	1,768,938

(1)	This column contains information regarding stock options only; there are no warrants or rights outstanding.

For a description of the equity compensation plans above, see Note 13 of Item 8. Financial Statements and Supplementary Data appearing in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Warburg Funds and Charles R. Kaye

On October 8, 2004, pursuant to the terms of a Purchase Agreement, dated as of September 19, 2004 (the “Purchase Agreement”), between the Company and Warburg Pincus Private Equity VIII, L.P. (“Warburg Pincus”) and an Assignment and Joinder Agreement, dated as of October 8, 2004 (the “Assignment Agreement” and, together with the Purchase Agreement, the “Equity Purchase Agreements”) by and among the Company, Catterton Partners V, L.P., and several of its affiliates (collectively, “Catterton”), and Warburg Pincus and several of its affiliates (collectively, the “Warburg Funds”), the Warburg Funds and Catterton collectively purchased from the Company, for a total purchase price of $350,000,000: (a) 128,571 shares of a new class of preferred stock, Series B Convertible Participating Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock” or “Series B Preferred Shares”), at a price of $1,000.00 per share; (b) 200,000 shares of a new class of preferred stock, Series C Mandatory Convertible Participating Preferred Stock, par value $0.01 per share (the “Series C Preferred Stock” or “Series C Preferred Shares” and, together with the Series B Preferred Stock, the “Preferred Stock”), at a price of $1,000.00 per share; and (iii) 714,286 shares of the Company’s common stock, par value $0.01 per share at a price of $30.00 per share. As of the date hereof, all the Preferred Stock of the Warburg Funds and Catterton has been converted to common stock of the Company.

In connection with the terms of a Purchase Agreement, the Company agreed to cause, for so long as the Warburg Funds owns at least one-third of the number of Series B Preferred Shares that would have been purchased at closing if the mandatory conversion of the shares of Series C Preferred Stock would have occurred prior to closing (or such number of common shares represented by such Series B Preferred Shares on an as converted basis) without regard to any limitation on conversion, one person nominated by the Warburg Funds to be elected or appointed to the Company’s Board of Directors (the “Board Representative”) as promptly as practicable following October 8, 2004 and who, when serving on the Board of Directors, will be entitled to serve on all major committees and subcommittees of the Board of Directors, except to the extent prohibited by applicable law or stock exchange regulation. The Company and the Warburg Funds agreed that Charles R. Kaye, the Co-President of Warburg Pincus LLC, which manages Warburg Pincus, would be the initial Board Representative and Mr. Kaye was elected to the Company’s Board of Directors at the 2005 annual meeting of stockholders. Prior to Mr. Kaye being placed on the Company’s Board of Directors and pursuant to the terms of the Purchase Agreement, the Company reimbursed the Warburg Funds for reasonable out-of-pocket expenses incurred with the Warburg Funds’ diligence, negotiation and preparation of the Purchase Agreement and related agreements. Furthermore, the Company agreed to reimburse the Board Representative, currently Mr. Kaye, for reasonable out-of-pocket expenses incurred with his Board of Directors participation, as well as paying him the same outside director compensation to be paid to other non-executive directors of the Company.

Jonathan Franklin

On January 24, 2005, Mr. Jonathan Franklin, who is the brother of Mr. Franklin, our Chairman and Chief Executive Officer, became an employee of the Company. Mr. Franklin serves as Manager, Supply Chain and received total compensation of $130,115 for his services during 2006.

Review, Approval or Ratification of Transactions with Related Persons

The Board is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is the Company’s preference to avoid related party transactions.

Our Board and Audit Committee in February 2007 have adopted written policies and procedures relating to approval or ratification of “interested transactions” with “related parties.” Under the policies and procedures, our Audit Committee is to review the material facts of all interested transactions that require the committee’s approval and either approve or disapprove of the entry into the interested transactions, subject to certain exceptions, by taking into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. No director may participate in any discussion or approval of an interested transaction for which he or she is a related party. If an interested transaction will be ongoing, the Audit Committee may establish guidelines for our management to follow in its ongoing dealings with the related party and then at least annually must review and assess ongoing relationships with the related party.

Under the policies and procedures, an “interested transaction” is any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, we are a participant, and any related party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A “related party” is any person who is or was since the beginning of the last fiscal year for which we have filed a Form 10-K and proxy statement, even if they do not presently serve in that role an executive officer, director or nominee for election as a director, any greater than 5% beneficial owner of our common stock, or any immediate family member of any of the foregoing. Immediate family member includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee).

The Audit Committee has reviewed and pre-approved certain types of interested transactions described below and that each of the following transactions shall be deemed pre-approved by the Audit Committee, even if the aggregate amount involved will exceed $120,000. Pre-approved interested transactions include:

•

Employment of executive officers either if the related compensation is required to be reported in our proxy statement or if the executive officer is not an immediate family member of another executive officer or a director of our company and the related compensation would be reported in our proxy statement if the executive officer was a “named executive officer” and our Compensation Committee approved (or recommended that the Board approve) such compensation.

•	Any compensation paid to a director if the compensation is required to be reported in our proxy statement.

•

Any transaction with another company at which a related person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of that company’s total annual revenues.

•

Any transaction where the related person’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis (e.g., dividends).

•	Any transaction with a related party involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP has audited the financial statements of the Company for the year ended December 31, 2006. The Board of Directors, upon the recommendation of the Audit Committee, desires to continue the services of Ernst & Young LLP for the current year ending December 31, 2007. Accordingly, the Board of Directors will recommend at the Meeting that the Stockholders ratify the appointment by the Board of Directors of the firm of Ernst & Young LLP to audit the financial statements of the Company for the current year. Representatives of that firm are expected to be available at the Meeting, shall have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions. Although ratification by Stockholders is not required by our organizational documents or other applicable law, the Audit Committee has determined that requesting ratification by Stockholders of its selection of Ernst & Young LLP as our independent registered public accounting firm is a matter of good corporate practice. In the event the Stockholders do not ratify the appointment of Ernst & Young LLP, the appointment will be reconsidered by the Audit Committee and the Board of Directors. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interest of the Company and its Stockholders.

The Board of Directors unanimously recommends a vote “FOR” ratification of the appointment of Ernst & Young LLP as the Company’s independent registered accounting firm for the fiscal year ending December 31, 2007.

Fees Paid to Ernst & Young LLP

The following table sets forth the aggregate fees and expenses billed by Ernst & Young LLP for audit services rendered in connection with the consolidated financial statements and reports for fiscal year 2006 and fiscal year 2005 and for other services rendered during fiscal year 2006 and fiscal year 2005 on behalf of the Company and its subsidiaries, as well as out-of-pocket costs incurred in connection with these services, which have been billed to the Company.

Fee Category:	Fiscal 2006	Fiscal 2005
Audit Fees	$6,660,825	$6,643,001
Audit-Related Fees	337,101	561,742
Tax Fees	315,994	314,375
All Other Fees	—	—
Total Fees	$7,313,920	$7,519,118

Audit Fees: Consist of fees billed for professional services rendered for the audit of the Company’s consolidated financial statements and review of the interim condensed consolidated financial statements included in quarterly reports and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements, and attest services, except those not required by statute or regulation.

Audit-Related Fees: Consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include due diligence, accounting consultations in connection with acquisitions and attest services that are not required by statute or regulation.

Tax Fees: Consist of tax compliance/preparation and other tax services. Tax compliance/preparation consists of fees for professional services related to international tax compliance, assistance with tax audits, and assistance related to the impact of mergers, acquisitions and divestitures on tax return preparation. For the year ended December 31, 2006, KPMG LLP, PriceWaterhouse Coopers, LLP and Deloitte & Touche, LLP assisted the Company’s in-house tax department with the Company’s U.S. income tax compliance and other tax services.

All Other Fees: Consist of fees for all other services other than those reported above. The Company did not engage Ernst & Young LLP in this capacity during 2006 or 2005 and its intent is to minimize services in this category.

In making its recommendation to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007, the Audit Committee has considered whether services other than audit and audit-related provided by Ernst & Young LLP are compatible with maintaining the independence of Ernst & Young LLP. The Audit Committee has concluded that the provision of non-audit services is compatible with maintaining the auditor’s independence.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditors. In recognition of this responsibility, the Audit Committee has established a policy to review and pre-approve all audit, internal-control related and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Under the policy, pre-approval is detailed as to the particular service or category of services and is subject to specific budget. In addition, the Chairman of the Audit Committee or any two other members may also pre-approve particular services on a case-by-case basis and the full Board of Directors may approve fees on behalf of the Audit Committee.

All work performed by Ernest & Young LLP as described above under the captions Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees has been approved or pre-approved by the Audit Committee in accordance with the policies and procedures set forth above

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not intend to present any other matter for action at the Meeting other than as set forth in the Notice of Annual Meeting and this Proxy Statement. If any other matters properly come before the Meeting, it is intended that the shares represented by the proxies will be voted, in the absence of contrary instructions, in the best judgment of the persons named in the proxy.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers and any persons who own more than 10% of the Company’s capital stock to file with the SEC (and, if such security is listed on a national securities exchange, with such exchange), various reports as to ownership of such capital stock. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon reports and representations submitted by the directors, executive officers and holders of more than 10% of our capital stock, we believe all Forms 3, 4 and 5 showing ownership of and changes of ownership in our capital stock during the 2006 fiscal year were timely filed with the SEC and the NYSE.

Annual Report

A copy of the Company’s 2006 Annual Report to Stockholders is being mailed to Stockholders along with this Proxy Statement. Any Stockholder who has not received a copy of the 2006 Annual Report to Stockholders and wishes to do so should contact the Company by mail at the address set forth on the Notice of Annual Meeting or by telephone at (914) 967-9400.

Form 10-K

The Company will furnish, without charge, to each Stockholder as of the Record Date, upon the written request of such Stockholder, a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, and any amendments thereto, as filed with the SEC, including the financial statements and schedules thereto. Stockholders should direct the written request to the Company’s Secretary, at Jarden Corporation, 555 Theodore Fremd Avenue, Rye, New York 10580.

Proposals by Stockholders

Stockholder Proposals for Inclusion in the 2008 Proxy Statement.

Under the rules of the SEC, if a shareholder wants us to include a proposal in our Proxy Statement and form of proxy for presentation at our 2008 Annual Meeting of Stockholders, the proposal must be received by us at our principal executive offices at 555 Theodore Fremd Avenue, Rye, New York 10580 by December 4, 2007. The proposal should be sent to the attention of the Secretary of the Company.

Stockholder Director Nominations and Other Stockholder Proposals for Presentation at the 2008 Annual Meeting.

Under the Company’s Bylaws, and as permitted by the rules of the SEC, certain procedures are provided that a stockholder must follow to nominate directors or to bring other business before Stockholder meetings. These procedures provide that to nominate a candidate for director and/or an item of business to be introduced at the 2008 Annual Meeting of Stockholders must be delivered to or mailed and received in writing to the Secretary of the Company at our principal executive offices. We must receive the notice of your intention to introduce a nomination or to propose an item of business at our 2008 Annual Meeting of Stockholders between January 18,

2008 and February 17, 2008; provided, however, that if the 2008 Annual Meeting of Stockholders is not held between April 17, 2008 and June 16, 2008, then the nomination or item of business must be received by the tenth day following the date of public disclosure of the date of the meeting.

The notice must describe various matters regarding the nominee, including, but not limited to, the name, address, occupation and the number of shares held by such nominee. Copies of the Company’s Bylaws may be obtained free of charge from the Secretary of the Company.

By Order of the Board of Directors

/s/ Ian G.H. Ashken

Ian G.H. Ashken

Vice Chairman and Chief Financial Officer

March 30, 2007

Rye, New York

JARDEN CORPORATION

ANNUAL MEETING OF STOCKHOLDERS, MAY 17, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Martin E. Franklin and Ian G.H. Ashken, as proxies each with full power of substitution, and hereby authorizes them to appear and vote as designated below, all shares of Common Stock of Jarden Corporation held on record by the undersigned on March 28, 2007, at the Annual Meeting of Stockholders to be held on May 17, 2007 at 555 Theodore Fremd Avenue, Rye, NY 10580 and any adjournments or postponements thereof and upon any and all matters which may properly be brought before the meeting or any adjournments or postponements thereof, thereby revoking all former proxies.

☒	Please mark votes as in this example.

The Board of Directors recommends a vote FOR each of the Proposals.

The undersigned hereby directs this Proxy to be voted:

1.	Election of Directors

Ian G.H. Ashken Richard L. Molen Charles R. Kaye

	☐	FOR			☐ WITHHOLD AUTHORITY
		the election as directors of all nominees listed above			to vote for all nominees listed above

	☐	WITHHOLD authority to vote for any individual nominee. Write the name of the nominee for which authority to vote is being withheld on the line below.

2.	Ratification of the appointment of Ernst & Young LLP as Jarden Corporation’s independent registered public accounting firm for the year ending December 31, 2007.

	☐	FOR	☐	AGAINST	☐ ABSTAIN

3.	In their discretion, the named proxies may vote on such other business as may properly come before the Annual Meeting, or any adjournments or postponements thereof.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted for Proposals 1 and 2.

Shares represented by this Proxy will be voted at the meeting in accordance with the stockholder’s specifications above. The Proxy confers discretionary authority in respect to matters not known or determined at the time of the mailing of the notice of the Annual Meeting of Stockholders to the undersigned.

Date: , 2007

Signature of Stockholder

(Signature if held jointly)

Note: Please mark, sign, date and return this Proxy promptly using the enclosed envelope. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation or partnership, please sign in corporate or partnership name by an authorized person.